UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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Cantel Medical Corp.
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Cantel Medical Corp.
150 Clove Road
Little Falls, NJ 07424

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On December 18, 2019

The Annual Meeting of Stockholders of Cantel Medical Corp. will be held on Wednesday, December 18, 2019 at 9:30 a.m., Eastern Standard Time, at Loews Regency New York Hotel, 540 Park Avenue, New York, New York. We are holding the Annual Meeting to:

1.	Elect as directors the ten (10) nominees named in the attached Proxy Statement (Proposal 1);

2.	Conduct an advisory vote on the compensation of the Company’s Named Executive Officers (Proposal 2);

3.	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2020 (Proposal 3); and

4.	Transact such other business as may properly be brought before the meeting.

The record date for the Annual Meeting is November 5, 2019. Only our stockholders of record at the close of business on that date may vote at the meeting, or any adjournment of the meeting. A copy of our Annual Report to Stockholders for the fiscal year ended July 31, 2019 is being mailed with this Proxy Statement.

You are invited to attend the Annual Meeting. Your vote is very important. Whether or not you plan to attend the meeting, we hope that you will read the proxy statement and vote your proxy by telephone, via the Internet or by requesting a printed copy of the proxy materials and completing, signing, and returning the proxy card enclosed therein in order that your vote can be recorded.

By the order of the Board of Directors

Jeff Z. Mann
Corporate Secretary

Little Falls, New Jersey
November 15, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
to Be Held on December 18, 2019.

This Proxy Statement and the Company’s Annual Report are all available free of charge at www.proxyvote.com.

Cantel Medical Corp.
150 Clove Road
Little Falls, NJ 07424

PROXY STATEMENT

Information about the Annual Meeting

Cantel Medical Corp. (we, us, our, Cantel or the Company) is providing these proxy materials in connection with the solicitation by our Board of Directors (the Board) of proxies to be voted at our 2019 Annual Meeting of Stockholders to be held on Wednesday, December 18, 2019 beginning at 9:30 a.m. Eastern Standard Time at Loews Regency New York Hotel, 540 Park Avenue, New York, New York and at any adjournments thereof. This Proxy Statement is being sent to stockholders on or about November 15, 2019. You should review this information together with our 2019 Annual Report to Stockholders, which accompanies this Proxy Statement.

Q: Why did you send me this Proxy Statement?

A: We sent you this Proxy Statement and the enclosed proxy card because the Board is soliciting your proxy to vote at our 2019 Annual Meeting of Stockholders (the meeting) to be held on Wednesday, December 18, 2019, or any adjournments of the meeting. This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this Proxy Statement.

Q: Who can vote at the meeting?

A: Only stockholders of record as of the close of business on November 5, 2019 are entitled to vote at the meeting. On that date, there were 42,576,825 shares of our common stock (each, a share) outstanding and entitled to vote.

Q: How many shares must be present to conduct the meeting?

A: We must have a “quorum” present in person or by proxy to hold the meeting. A quorum is a majority of the outstanding shares entitled to vote. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the existence of a quorum.

Q: What matters are to be voted upon at the meeting?

A: Three proposals are scheduled for a vote:

•	Election as directors of the ten nominees named in this Proxy Statement, to serve until the first Annual Meeting of Stockholders following the fiscal year ending July 31, 2020 (fiscal year 2020);
•	Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers (as defined below); and
•	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020.

As of the date of this Proxy Statement, these three proposals are the only matters that our Board intends to present at the meeting. Our Board does not know of any other business to be presented at the meeting. If other business is properly brought before the meeting, the persons named on the enclosed proxy card will vote on these other matters in their discretion.

Q: How does the Board recommend that I vote?

A: The Board recommends that you vote:

•	FOR the election of each of the nominees for director named in this Proxy Statement;
•	FOR the proposal to approve (on an advisory basis) the compensation of the Company’s Named Executive Officers; and
•	FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020.

Q: How do I vote before the meeting?

A: You may vote your shares by mail by filling in, signing and returning the enclosed proxy card. For your convenience, you may also vote your shares by telephone and Internet by following the instructions on the enclosed proxy card. If you vote by telephone or via the Internet, you do not need to return your proxy card.

With respect to the election of directors, you may vote “FOR” or “AGAINST” or abstain from voting with respect to each nominee. Similarly, for the approval of all other matters, you may vote “FOR” or “AGAINST” or abstain from voting.

Q: May I vote at the meeting?

A: Yes, you may vote your shares at the meeting if you attend in person. Even if you plan to attend the meeting in person, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the meeting in person. For information on how to obtain directions to the meeting, please contact us at (973) 890-7220.

Q: How do I vote if my broker holds my shares in “street name”?

A: If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker. For directions on how to vote shares held beneficially in street name, please refer to the voting instruction card provided by your broker.

Q: What should I do if I receive more than one set of proxy materials?

A: You may receive more than one set of these proxy materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Q: How many votes do I have?

A: Each share that you own as of the close of business on November 5, 2019 entitles you to one vote on each matter voted upon at the meeting. As of the close of business on November 5, 2019, there were 42,576,825 shares outstanding.

Q: May I change my vote?

A: Yes, you may change your vote or revoke your proxy at any time before the vote at the meeting. You may change your vote prior to the meeting by executing a valid proxy bearing a later date and delivering it to us prior to the meeting at Cantel Medical Corp., 150 Clove Road, Little Falls, New Jersey 07424, Attn: Secretary. You may withdraw your vote at the meeting and vote in person by giving written notice to our Secretary. You may also revoke your vote without voting by sending written notice of revocation to our Secretary at the above address.

Q: How are my shares voted if I submit a proxy but do not specify how I want to vote?

A: If you submit a properly executed proxy card, the persons named in the proxy card (or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is:

•	FOR the election of each of the nominees for director named in this Proxy Statement;
•	FOR the proposal to approve (on an advisory basis) the compensation of the Company’s Named Executive Officers; and
•	FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020.

Q: What is a broker non-vote?

A: If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (NYSE). If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the proposal to ratify the selection of Deloitte & Touche LLP even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors or the advisory vote on executive compensation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please return your proxy card to your broker, bank or other nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.

Q: What vote is required to elect directors?

A: Under our By-laws and our Corporate Governance Guidelines, nominees for director must be elected by a majority of the votes cast in uncontested elections, such as the election of directors at the meeting. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions and broker non-votes are not counted as votes “FOR” or “AGAINST” a director nominee and therefore have no impact on the outcome of director elections. Any nominee who does not receive a majority of votes cast “FOR” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. Our Board’s Nominating and Governance Committee (Nominating Committee) would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to publicly disclose its decision. In a contested election, the required vote would be a plurality of votes cast.

Q: What happens in an uncontested election if an incumbent director does not receive enough votes to be elected?

A: Pursuant to our Corporate Governance Guidelines, each director who fails to receive the required number of votes cast for his or her re-election is required to tender his or her resignation to the Board. Such resignation is subject to acceptance by the Board. In order to ensure that the Company always has a fully functioning Board, if an incumbent director fails to receive the required number of votes cast, he or she continues as a director. The Nominating Committee will act on an expedited basis to determine whether to accept or reject the director’s resignation and will submit such recommendation to the Board for prompt consideration. The Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Board will make its decision public as soon as practicable following the meeting.

Q: What vote is required to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers?

A: This matter is being submitted to enable stockholders to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers. Since it is an advisory vote, the provisions of our By-laws regarding the vote required to “approve” a proposal are not applicable to this matter. In order to be approved on an advisory basis, this proposal must receive the “FOR” vote of a majority of the votes cast by stockholders present in person or by proxy and entitled to vote on the matter. Abstentions will not be counted as votes cast and, therefore, have no effect on the proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Q: What vote is required to ratify the selection of Deloitte & Touche LLP as Cantel’s independent registered public accounting firm for fiscal year 2020?

A: For approval of this proposal, the proposal must receive the “FOR” vote of a majority of the votes cast by stockholders present in person or by proxy and entitled to vote on the matter. Because this proposal is considered a discretionary item for which a broker will have discretionary voting power if you do not give instructions with respect to this proposal, there will be no broker non-votes with respect to this proposal. Abstentions will not be counted as votes cast and, therefore, have no effect on the proposal.

Q: Who will count the votes?

A: Votes will be counted by an independent inspector of election appointed by the Company.

Q: Who pays for the solicitation of proxies?

A: We will pay for the entire cost of soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by telephone, via the Internet, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

Q: How can I find out the results of the voting at the meeting?

A: We will announce preliminary results at the meeting. We will report final results in a filing with the U.S. Securities and Exchange Commission (SEC) on a Current Report on Form 8-K within four business days after the meeting.

Q: What is “householding” and how does it work?

A: The SEC’s “householding” rules permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. This procedure reduces printing and mailing costs. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by writing to Cantel Medical Corp., 150 Clove Road, Little Falls, New Jersey 07424, Attn: Secretary, or by calling us at (973) 890-7220. Alternatively, if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy in the future, you may contact us by calling or writing to us at the telephone number or address given above.

If you are a beneficial owner (i.e., your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the notices of stockholder meetings and related proxy statements to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the notices of stockholder meetings and proxy statements, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address, who are currently receiving multiple copies of the notice of stockholders meetings and proxy statements and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Director and Officer Owners

The table below shows the number of shares of our common stock beneficially owned as of the close of business on November 5, 2019 by each of our current directors and nominees for director, and each Named Executive Officer listed in the 2019 Summary Compensation Table below, as well as the number of shares beneficially owned by all of our directors and current executive officers as a group. For Named Executive Officers who are no longer with the Company, the number of shares listed is current as of their last reporting event. The table and footnotes also include information about stock options held by directors and executive officers under the Company’s 2006 Equity Incentive Plan (2006 Equity Plan) and 2016 Equity Incentive Plan (2016 Equity Plan).

Beneficial Owners	Number of Shares(1)	Options Currently Exercisable or Exercisable Within 60 Days	Total Beneficial Ownership(2)	Percent of Class
Alan R. Batkin	54,937	—	54,937	*
Ann E. Berman	7,011	—	7,011	*
Shaun M. Blakeman	—	—	—	*
Peter G. Clifford	11,625	—	11,625	*
Charles M. Diker(3)	3,862,901	15,000	3,877,901	9.1%
Mark N. Diker(4)	473,064	—	473,064	1.1%
Dottie Donnelly	6,090	—	6,090	*
Anthony B. Evnin	6,984	—	6,984	*
Laura L. Forese	4,922	—	4,922	*
George L. Fotiades	93,205	—	93,205	*
Jorgen B. Hansen	59,339	—	59,339	*
Ronnie Myers	1,242	—	1,242	*
Eric W. Nodiff	34,618	—	34,618	*
Karen N. Prange	—	—	—	*
Peter J. Pronovost	20,322	—	20,322	*
Seth M. Yellin	20,540	—	20,540	*
All Directors, Nominees for Director, and Executive Officers as a group (20 persons)(5)	4,612,507	15,000	4,627,507	10.9%
_____________________________________
*	Represents beneficial ownership of less than one percent (1.0%).

(1)
Includes unvested restricted stock awards (RSAs) for which the named person has voting rights. Excludes unvested restricted stock units (RSUs) for which the named person does not have voting or disposition rights within 60 days from November 5, 2019.

(2)
Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from November 5, 2019 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from November 5, 2019 have been exercised.

(3)
Includes an aggregate of 1,047,889 shares for which Mr. Diker may be deemed to be the beneficial owner comprised of (i) 450,188 shares owned by Mr. Diker’s wife, (ii) 88,134 shares held in accounts for Mr. Diker’s grandchildren over which he exercises investment discretion (including 48,544 shares disclosed in the chart above as beneficially owned by Mark N. Diker), (iii) 29,430 shares held by the DicoGroup, Inc., a corporation of which Mr. Diker serves as Chairman of the Board, (iv) 179,121 shares owned by a non-profit corporation of which Mr. Diker and his wife are the principal officers and directors and (vi) 103,524 shares held in certain other trading accounts over which Mr. Diker exercises investment discretion.

(4)	Includes an aggregate of 48,544 shares owned by a trust for the benefit of his children for which Mr. Diker may be deemed to be the beneficial owner.
(5)
Includes those shares set forth in footnotes (3) and (4) above (but without double counting the 48,544 shares beneficially owned by both Charles M. Diker and Mark N. Diker disclosed in footnotes (3) and (4) above).

Beneficial Owners

Based on filings made under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (Exchange Act), as of November 5, 2019, the only persons known by us to be the beneficial owner of more than 5% of our common stock was as follows:

Name	Address	Number of Shares	Percent of Class
BlackRock, Inc.	55 East 52nd Street New York, NY 10055	3,611,910(1)	8.5%
Brown Capital Management, LLC	1201 N. Calvert Street Baltimore, MD 21202	3,580,500(2)	8.4%
Charles M. Diker	150 Clove Road Little Falls, NJ 07424	3,877,901(3)	9.1%
The Vanguard Group	100 Vanguard Blvd. Malvern, PA 19355	3,217,163(4)	7.6%
________________________
(1)	This information is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 4, 2019.
(2)	This information is based solely on a Schedule 13G/A filed by Brown Capital Management, LLC with the SEC on November 8, 2019.
(3)	See Footnote 3 under table of Director and Officer Owners above.
(4)	This information is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2019.

Delinquent Section 16(a) Reports

Federal securities laws require our executive officers and directors and persons owning more than 10% of our common stock to file certain reports on ownership and changes in ownership with the SEC. Based on a review of our records and other information, we believe that during the fiscal year ended July 31, 2019 (fiscal year 2019), our executive officers and directors and all persons holding more than 10% of our common stock timely filed all such Section 16(a) reports except as described herein. On July 31, 2018, Anthony Evnin was granted 712 shares for which a Form 4 was required to be filed within two business days of the grant.   The Form 4 was filed on August 10, 2018. On October 4, 2018, Charles Diker exercised 30,000 options from which a total of 19,210 shares were withheld for taxes and for which a Form 4 was required to be filed within two business days of the exercise and withholdings. The Form 4 was filed on October 9, 2018. On December 3, 2018 and December 28, 2018, two of the trusts for which Charles Diker may be deemed to be the beneficial owner transferred an aggregate of 108,271 shares to the beneficiaries of those trusts for which a Form 4 was required to be filed within two business days of the transfers. The Form 4 was filed on January 10, 2019. On January 3, 2019, Dottie Donnelly had 434 shares withheld by the Company to fulfill income tax obligations on the vesting of a grant for which a Form 4 was required to be filed within two business days of the withholding. The Form 4 was filed on February 20, 2019. On January 15, 2019, Ronnie Myers sold 1,006 shares in an open market transaction and was required to file a Form 4 to report such disposition within two business days of the sale. The Form 4 was filed on January 18, 2019. On April 17, 2019, Brian Capone had 172 shares withheld by the Company to fulfill income tax obligations on the vesting of a grant for which a Form 4 was required to be filed within two business days of the withholding. The Form 4 was filed on April 24, 2019. On March 13, 2019, Jean Casner became a reporting person and a Form 3 was required to be filed by March 23, 2019. The Form 3 was filed on March 28, 2019.

PROPOSAL 1

ELECTION OF DIRECTORS

Our entire Board is elected each year at the Annual Meeting of Stockholders. The Board is currently comprised of ten members. All of the nominees listed below are incumbent directors.  All of the nominees listed below were elected at the 2018 Annual Meeting of Stockholders, except Ms. Prange who was appointed to the Board in October 2019.  The nomination of each nominee to serve for a one-year term was recommended by our Nominating Committee and approved by the Board. The ten nominees include seven independent directors as defined in the NYSE rules and regulations.

A majority of the votes cast is required for the election of directors in an uncontested election (which is the case for the election of directors at the meeting). A majority of the votes cast means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Our Corporate Governance Guidelines contain detailed procedures to be followed in the event that one or more directors do not receive a majority of the votes cast. Each nominee elected as a director will continue in office until his or her successor has been elected or appointed and qualified, or until his or her earlier death, resignation or retirement. Each person nominated has agreed to serve if elected.

The persons named as proxies intend to vote the proxies “FOR” the election of each of the nominees unless you indicate on the proxy card that your vote should be against or abstain from voting with respect to any of the nominees. If for some reason any director nominee is unable to serve, the persons named as proxies may vote for a substitute nominee recommended by the Board, and unless you indicate otherwise on the proxy card, the proxies will be voted in favor of the remaining nominees.

Director Nominees at a Glance

Name	Age	Director Since	Primary Occupation
Alan R. Batkin	75	2004	Former Vice Chairman of Eton Park Capital Management, L.P. and Kissinger Associates, Inc.; Director of Omnicon Group Inc., Pattern Energy Group, Inc., and Mack-Cali Realty Corporation
Ann E. Berman	67	2011	Certified Public Accountant and Former Senior Advisor to the President of Harvard University; Director of Loews Corporation and Eaton Vance Corporation
Charles M. Diker	84	1985	Chairman of the Board of Cantel Medical Corp. and Member of the Office of the Chairman; Director of Loews Corporation
Mark N. Diker	53	2007	Chief Executive Officer and Co-Founder of Diker Management LLC
Anthony B. Evnin	78	2017	Partner of VR Management, LLC; Director of AVEO Pharmaceuticals, Inc., Constellation Pharmaceuticals, Inc. and Infinity Pharmaceuticals, Inc.
Laura L. Forese	58	2015	Executive Vice President and Chief Operating Officer of NewYork Presbyterian; Chairwoman of the Board of Directors of NIH Clinical Center
George L. Fotiades	66	2008	President and Chief Executive Officer of Cantel Medical Corp.
Ronnie Myers	67	2016	Dean of Touro College of Dental Medicine at New York Medical College
Karen N. Prange	55	2019	Former Executive Vice President and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group at Henry Schein Inc.; Strategic Advisory Board of Nuvo Group
Peter J. Pronovost	54	2017	Chief Clinical Transformation Officer of University Hospitals

Diversity of Experience

90%	50%
Industry	Global Operations and Manufacturing
30%	70%
Medical/Dental Professional	Investor
80%	80%
Finance and Accounting	Risk Management

Diversity of Age	Diversity of Tenure

80% of directors less than 15 years 50% of directors less than 6 years

Diversity	Independence

70% of directors are independent 100% of committee members are independent

The following persons have been nominated as directors:

ALAN R. BATKIN
Former Vice Chairman of Eton Park Capital Management, L.P. and Kissinger Associates, Inc.
Director since: 2004; Independent	Other Public Company Boards:
Age: 75	Director of Omnicon Group, Inc.,
Lead Independent Director	Pattern Energy Group, Inc. and
Mack-Cali Realty Corporation

Executive Highlights:

Prior to his retirement in 2018, Mr. Batkin served as Chairman and Chief Executive Officer of Converse Associates, Inc., a strategic advisory firm, since January 2013, and continues to serve as a consultant for the firm. From February 2007 until December 2012, Mr. Batkin served as Vice Chairman of Eton Park Capital Management, L.P., an investment firm. For more than five years prior thereto, Mr. Batkin served as Vice Chairman of Kissinger Associates, Inc., a geopolitical consulting firm that advises multi-national companies. He is also a director of Omnicom Group, Inc. (NYSE), a global marketing and corporate communications company, director of Pattern Energy Group, Inc. (Nasdaq), an independent power company, and director of Mack-Cali Realty Corporation (NYSE), a real estate investment trust. We believe that Mr. Batkin’s specific banking, international business, consulting and directorial experience described above qualify him for service on the Board.

ANN E. BERMAN
Certified Public Accountant and Former Senior Advisor to the President of Harvard University
Director since: 2011; Independent	Other Public Company Boards:
Age: 67	Director of Loews Corporation and
Eaton Vance Corporation

Executive Highlights:

From October 1994 through June 2009, Ms. Berman served in various financial and risk management capacities at Harvard University, most recently (commencing April 2006) as senior advisor to the president of Harvard University and prior thereto as Vice President of Finance and Chief Financial Officer. Ms. Berman is a Certified Public Accountant, and is also a director of Loews Corporation (NYSE), a holding company whose subsidiaries include: a commercial property-casualty insurer; an offshore drilling company; a natural gas transportation and storage company; a luxury lodging company; and a packaging solutions company; and director and Audit Committee Chair for Eaton Vance Corporation, an investment manager. In addition, Ms. Berman serves on the Board of Trustees of Beth Israel Deaconess Medical Center and is chairwoman of its Compliance and Risk Committee. We believe that Ms. Berman’s accounting and financial management expertise, service as an audit committee member and chair of other public companies, and depth of experience in risk management qualify her for service on the Board.

CHARLES M. DIKER
Chairman of the Board of Cantel Medical Corp. and Member of the Office of the Chairman
Director since: 1985	Other Public Company Boards:
Age: 84	Director of Loews Corporation

Executive Highlights:

Chairman of the Board since 1986 and a member of the Office of the Chairman since April 2008. Mr. Diker was responsible for the Company’s transitioning into infection prevention. He has also served as Chairman and co-founder of Diker Management LLC, a registered investment adviser investing in innovative small cap growth companies across technology, consumer, industrial and healthcare industries. He is also a director of Loews Corporation (NYSE), a holding company whose subsidiaries include: a commercial property-casualty insurer; an offshore drilling company; a natural gas transportation and storage company; a luxury lodging company; and a packaging solutions company. Previously, Mr. Diker was a director of six NYSE-listed companies and two additional companies on the Nasdaq. We believe that Mr. Diker’s thirty-four years of service as Chairman and a director of Cantel, knowledge of the Company’s business and his strong strategic vision for the Company qualify him to serve on the Board.

MARK N. DIKER
Chief Executive Officer and Co-Founder of Diker Management LLC
Director since: 2007
Age: 53

Executive Highlights:

Chief Executive Officer and co-founder of Diker Management LLC, a registered investment adviser investing in innovative small cap growth companies across technology, consumer, industrial and healthcare industries. Mr. Diker was also a co-founding partner of Arsenal Capital Partners, a middle-market private equity firm making control investments in healthcare and industrial companies.  Prior, Mr. Diker was a general partner at Geocapital Partners, a venture capital firm where he focused on investing in software, e-commerce, and business service growth stage companies, and held board positions of several private companies and one public company. Mr. Diker also worked for Bankers Trust Company in project finance and equity derivatives as a Vice President, stationed in Japan. We believe that Mr. Diker’s experience in business strategy, capital markets, information technology, and investment-related matters qualifies him to serve on the Board.

ANTHONY B. EVNIN
Partner of VR Management, LLC
Director since: 2017; Independent	Other Public Company Boards:
Age: 78	Director of AVEO Pharmaceuticals Inc.,
Constellation Pharmaceuticals Inc. and
Infinity Pharmaceuticals Inc.

Executive Highlights:

Partner, VR Management, LLC, a capital investment firm focused on technology and health care sectors. Previously, Partner at Venrock, a venture capital firm, from 1975 to 2007. Mr. Evnin currently serves on the Board of Directors of AVEO Pharmaceuticals, Inc. (Nasdaq), Constellation Pharmaceuticals, Inc. (Nasdaq), and Infinity Pharmaceuticals, Inc. (Nasdaq) as well as on the Board of two private companies. He was formerly a Director of over 35 companies, both public and private, in the life sciences area, including Juno Therapeutics, Inc. (Nasdaq). He is a Member of the Boards of Overseers and Managers of Memorial Sloan Kettering Cancer Center, a Trustee of The Jackson Laboratory, a Director of the New York Genome Center, a Member of the Board of Directors of the Albert and Mary Lasker Foundation, a Trustee Emeritus of Princeton University, and a Trustee Emeritus of The Rockefeller University. He holds a Ph.D. in Chemistry from the Massachusetts Institute of Technology.  We believe that Mr. Evnin’s long time experience in the healthcare and life sciences area qualifies him to serve on the Board.

LAURA L. FORESE
Executive Vice President and Chief Operating Officer of NewYork-Presbyterian
Director since: 2015; Independent
Age: 58

Executive Highlights:

Executive Vice President and Chief Operating Officer of NewYork-Presbyterian, a comprehensive academic health care delivery system in collaboration with two renowned medical schools, Weill Cornell Medicine and Columbia University College of Physicians & Surgeons. NewYork-Presbyterian includes academic medical centers, regional hospitals, employed and affiliated physician practices and ambulatory and post-acute facilities. Dr. Forese is responsible for all enterprise operations, risk management, and strategy and execution of acquisitions and partnerships. She is also chairwoman of the board of directors of NIH Clinical Center, the nation’s premier hospital devoted to clinical research. Dr. Forese was President of NYP Healthcare System (now subsumed into NewYork-Presbyterian) from 2013 to 2015 and Group Senior Vice President and Chief Operating Officer of NYP/Weill Cornell from 2011 to 2015. We believe that Dr. Forese’s experience as a hospital executive, faculty member and practicing physician in one of the largest health care enterprises in the United States, as well as her depth of experience in risk management, qualify her to serve on the Board.

GEORGE L. FOTIADES
President and Chief Executive Officer of Cantel Medical Corp.
Director since: 2008	Other Public Company Boards:
Age: 66	Director of Prologis Inc. and Chairman
of the Board of AptarGroup Inc.

Executive Highlights:

President and Chief Executive Officer of Cantel Medical Corp. Previously, Operating Partner at Five Arrows Capital Partners (Rothschild Merchant Banking) from April 2017 through February 2019. From April 2007 through April 2017, Mr. Fotiades was Partner, Healthcare investments at Diamond Castle Holdings, LLC, a private equity firm. For more than five years prior thereto, he served as President and Chief Operating Officer of Cardinal Health, Inc., a leading provider of healthcare products and services. Prior to that position, he served as President and Chief Executive Officer of Cardinal Health, Inc.’s Pharmaceutical Technologies and Services segment, as well as in a variety of executive roles, including president of Warner-Lambert’s consumer healthcare business and senior positions at Bristol-Myers Squibb, Wyeth and Procter & Gamble. Mr. Fotiades is also a director of Prologis, Inc. (NYSE), a leading owner, operator and developer of industrial real estate, and Chairman of the Board of AptarGroup Inc. (NYSE), a leader in the global dispensing systems industry. He has served as Vice Chairman of the Board of Cantel and a non-executive member of the Office of the Chairman since April 2008. We believe that Mr. Fotiades’ detailed knowledge of the Company’s business and operations, his current service as President and Chief Executive Officer of the Company, and his extensive experience in executive management of global operations, strategic planning, and sales and marketing, particularly in the healthcare industry, qualify him to serve on the Board.

RONNIE MYERS
Dean of the Touro College of Dental Medicine at New York Medical College
Director since: 2016; Independent
Age: 67

Executive Highlights:

Dean of the Touro College of Dental Medicine at New York Medical College since July 2017, previously having served as Senior Associate Dean for Academic and Administrative Affairs since June 2016. From January 2011 to June 2012 and then again from August 2013 to May 2016, Dr. Myers served as Vice Dean for Administration of Columbia University College of Dental Medicine. He served as Interim Dean of Columbia University College of Dental Medicine from July 2012 to July 2013 and Associate Dean for Clinical Affairs from 1997 to 2010. Dr. Myers maintained a private practice in general dentistry for 36 years and currently delivers lectures on the topic of infection prevention in the field of dentistry. We believe that Dr. Myers’ experience in dentistry and infection prevention, coupled with his practical experience, qualify him to serve on the Board.

KAREN N. PRANGE
Former Executive Vice President and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group at Henry Schein Inc.; Strategic Advisory Board of Nuvo Group
Director since: 2019; Independent
Age: 55

Executive Highlights:

Most recently Executive Vice President and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group at Henry Schein Inc. Prior to that, she has held senior executive positions with leading medical device companies, including Boston Scientific Corporation, as Senior Vice President and President of the Urology and Pelvic Health business unit from 2012 to 2016 and Johnson & Johnson, where she spent 17 years in several cardiovascular, neurovascular and neuroscience medical device businesses. She also serves on the strategic advisory board of Nuvo Group, an emerging leader in maternal-fetal connected health. We believe that Ms. Prange’s extensive experience in executive management, market development, portfolio strategy and global product commercialization, particularly in the healthcare industry, qualifies her to serve on the Board.

PETER J. PRONOVOST
Chief Clinical Transformation Officer of University Hospitals
Director since: 2017; Independent
Age: 54

Executive Highlights:

Chief Clinical Transformation Officer, University Hospitals since October 2018. Prior to that, beginning in January 2018, Dr. Pronovost served UnitedHealth Group Incorporated as its Senior Vice President for Clinical Strategy and then as its Chief Medical Officer. Previously, Dr. Pronovost was professor of anesthesiology and critical care medicine, surgery, nursing, health policy and management, engineering, and business at the Johns Hopkins University School of Medicine, where he had served since July 2011. He is a practicing critical care physician who is dedicated to finding ways to make hospitals and healthcare safer for patients. In June 2011, he was named director of the new Armstrong Institute for Patient Safety and Quality at Johns Hopkins, as well as Johns Hopkins Medicine’s senior vice president for patient safety and quality. Dr. Pronovost is also a member of the Institute of Medicine-National Academy of Science. In 2008 he was named one of Time magazine’s 100 most influential people in the world for his work in improving healthcare safety. He is a lecturer and author in the fields of patient safety and healthcare management.   Additionally, Dr. Pronovost is a researcher centered on improving the quality of care. Previously, from January 2010 to June 2015, Dr. Pronovost served as a director of the Company. We believe that Dr. Pronovost’s position as a world renowned leader of patient safety and quality qualifies him to serve on the Board.

The Board recommends that you vote “FOR” the election of each of the ten nominees.

CORPORATE GOVERNANCE

We seek to follow best practices in corporate governance in a manner that is in the best interests of our business and our stockholders. We are in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, the SEC and the NYSE and will continue to review our policies and practices to meet ongoing developments in this area.

WHAT WE DO
Annual Director Election Majority Election Substantial Majority of Independent Directors	Independent Lead Director Annual Say-on-Pay Vote Regular Executive Sessions

WHAT WE DON’T DO
No Supermajority Voting Provisions	No Poison Pill

Code of Business Conduct and Ethics; Executive Compensation Clawback Policy

All of our directors, executive officers and employees are required to comply with our Code of Business Conduct and Ethics. You can access our Code of Business Conduct and Ethics by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com. The Code of Business Conduct and Ethics is also available without charge in print to any requesting stockholder. We post amendments to, and waivers of, our Code of Business Conduct and Ethics, as applicable, on our website.

We have an Executive Compensation Clawback Policy under which a designated officer of the Company, if found to have engaged in misconduct causing a restatement of our financial statements, could have a portion of his or her compensation recovered by the Company to the extent of the benefit received by such officer based on the financial statements that were restated. You can access our Executive Compensation Clawback Policy by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com.

Corporate Governance Guidelines

Our Corporate Governance Guidelines reflect the principles by which we operate. From time to time, the Nominating Committee and the Board review and revise our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. You can access our Corporate Governance Guidelines by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com. The Corporate Governance Guidelines are also available without charge in print to any requesting stockholder.

Certain Relationships and Related Person Transactions

Our Corporate Governance Guidelines address, among other things, the consideration and approval of any related person transactions. Under these Governance Guidelines, any related person transaction that would require disclosure by us under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, including those with respect to a director, a nominee for director or an executive officer, must be reviewed and approved or ratified by the Nominating Committee, excluding any director(s) interested in such transaction. Any such related person transactions will only be approved or ratified if the Nominating Committee determines that such transaction will not impair the involved person(s)’ service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company.

Mark N. Diker, our Chairman’s son, has served as a director of Cantel since October 18, 2007. Because of such family relationship, he is not treated as an independent director. During fiscal year 2019, as with our other non-employee directors, Mr. Mark Diker received compensation of $50,000 and was awarded 713 RSUs under the 2016 Equity Plan in connection with his directorship at Cantel.

Other than compensation paid to our executive officers and directors and disclosed in this Proxy Statement or otherwise approved by our Compensation Committee or Board, we did not engage in any related person transactions in fiscal year 2019.

BOARD MATTERS; COMMITTEES

Board Meetings and Attendance of Directors

The Board held five meetings, four regular meetings and one special meeting, during fiscal year 2019. During fiscal year 2019, each of the directors attended 75% or more of the combined total meetings of the Board and the respective committees on which he or she served. Directors are required to make every reasonable effort to attend the Annual Meeting of Stockholders. All ten individuals then serving as members of the Board attended our last Annual Meeting of Stockholders.

Director Independence

In determining independence pursuant to NYSE standards, each year the Board affirmatively determines whether directors have a direct or indirect material relationship with the Company that may interfere with their ability to exercise their independence from the Company. When assessing the materiality of a director’s relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board has affirmatively determined that the following seven directors have no material relationship with us and are independent within the meaning of Rule 10A-3 of the Exchange Act and within the NYSE definition of “independence”: Alan R. Batkin, Ann E. Berman, Anthony B. Evnin, Laura L. Forese, Ronnie Myers, Karen N. Prange and Peter J. Pronovost. Our Board has also concluded that none of these directors possessed the objective relationships set forth in the NYSE listing standards that prevent independence. None of our independent directors has any relationship with the Company other than his or her service as a director and on committees of the Board. Independent directors receive no compensation from us for service on the Board or the Committees other than directors’ fees and equity grants under our 2016 Equity Plan.

Executive Sessions; Lead Independent Director

As required by the NYSE listing standards, our non-management directors meet in executive sessions at which only non-management directors are present. Such meetings are held following every regular meeting of the board of directors. Meetings of non-management directors are generally followed by meetings of the independent directors.

Mr. Batkin serves as the lead independent director and is the chairperson for all non-management and independent director meetings. He has been selected by our non-management directors to serve in such position this year after serving as presiding director each year since December 2004. The lead independent director’s responsibilities include presiding at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors; serving as liaison between the chairman and the independent directors; approving information sent to the Board; approving meeting agendas for the Board; approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; having the authority to call meetings of the independent directors; and if requested by any major shareholders, ensuring that he or she is available for consultation and direct communication.

Communications with Directors; Hotline

Cantel takes seriously the concerns of its employees and stockholders. Cantel has re-launched its global third-party hotline site, with the ability to report anonymously where local law permits or requires, including matters to be addressed to the Board, any individual director, any Committee or to the lead independent director. Cantel’s Speak-Up! Line is accessible at https://secure.ethicspoint.com/domain/media/en/gui/61652/index.html. You may file a report or inquiry through the online portal; the site also provides telephone numbers to access the hotline in over 100 countries. An outside vendor collects all reports or complaints and delivers them to our Chief Compliance Officer or General Counsel, who, in appropriate cases, forwards them to the Audit Committee or the appropriate director or group of directors or members of management. You may also communicate directly with the Board at the meeting.

Additional information regarding the hotline can be found by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com.

Committees

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. All members of the Audit Committee, the Compensation Committee, and the Nominating Committee are independent directors within the definition in the NYSE listing standards and Rule 10A-3 of the Exchange Act. Each of the Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company. The Board-approved charters of each of the Committees can be found by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com or (free of charge) by sending a written request to Cantel Medical Corp., 150 Clove Road, Little Falls, NJ 07424, Attn: Secretary.

Audit Committee. The Audit Committee is composed of Ms. Berman (Chair), Mr. Batkin and Dr. Myers. All of the Audit Committee members are financially literate, and at least one member has accounting and financial management expertise. The Board has determined that Ms. Berman qualifies as an “audit committee financial expert” for purposes of the federal securities laws. Ms. Berman developed such qualifications through her skills as a CPA and her service as a Vice President of Finance and CFO of Harvard University.

The Audit Committee performs the following functions: (1) assisting the Board in fulfilling its oversight responsibilities with respect to (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence, and (d) the performance of our internal audit function and independent registered public accounting firm and (2) preparing a report in accordance with the rules of the SEC to be included in our annual proxy statement.

Additionally, the Audit Committee supervises our enterprise risk management committee, which monitors and escalates enterprise level issues, including cybersecurity matters, to the appropriate management levels within our organization and to members of our Board of Directors as appropriate. The Audit Committee receives regular reports from both the enterprise risk management committee and the internal auditor. Matters determined by the enterprise risk management committee to present potential material impacts to our financial results, operations or reputation are immediately reported by management to the chair of our Audit Committee. In addition, the Audit Committee regularly meets in executive session with the internal and external auditors, as well as the Company’s General Counsel and the Company’s Chief Compliance Officer.

The Audit Committee held seven meetings during fiscal year 2019, of which four were meetings held prior to the filing of our Quarterly Reports on Form 10-Q or Annual Report on Form 10-K for the primary purpose of reviewing such reports and the quarterly financial closing process.

Compensation Committee. The Compensation Committee is composed of Mr. Batkin (Chair), Ms. Berman, and Drs. Forese and Myers. The Compensation Committee performs the following functions: (1) discharging the Board’s responsibilities relating to compensation of our executive officers; (2) producing an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations; and (3) administering our equity incentive plans in accordance with the terms of such plans. The Compensation Committee held five meetings during fiscal year 2019. In discharging its responsibilities, the Compensation Committee, among other things, evaluates the CEO’s performance and determines and approves the CEO’s compensation level based on such evaluation. The Compensation Committee also determines and approves the compensation of other executive officers. The CEO makes recommendations to the Compensation Committee regarding the amount and form of his compensation and the compensation of our other executive officers.

As described further in “Compensation Discussion and Analysis” below, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consultant, to provide advice with respect to executive compensation for fiscal year 2019. FW Cook’s primary responsibilities in fiscal year 2019 included updating our peer group companies, benchmarking the compensation of our CEO and other executive officers, incentive design and facilitating the compensation risk assessment.

Compensation Committee Interlocks and Insider Participation. None of the directors who served on the Compensation Committee during fiscal year 2019 is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person. During fiscal year 2019, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or our Compensation Committee.

Nominating Committee. The Nominating Committee is composed of Dr. Forese (Chair), Mr. Evnin and Dr. Pronovost. The Nominating Committee performs the following functions: (1) identifying individuals qualified to become Board members, consistent with criteria approved by the Board and recommending that the Board select the director nominees for the next Annual Meeting of Stockholders; (2) developing and recommending to the Board the Corporate Governance Guidelines; (3) overseeing evaluation of the Board and management and (4) reviewing and assessing the compensation paid to members of the Board and its committees. The Nominating Committee held four meetings during fiscal year 2019.

Board Leadership Structure

The CEO and Chairman roles at Cantel are separated between George L. Fotiades and Charles M. Diker, respectively, in recognition of their differing responsibilities. The CEO is responsible for leading the organization’s day-to-day performance, executing the Company’s strategies and ensuring the success of our acquisition program. The Chairman is responsible for advising the CEO on matters such as the strategic direction of the Company, collaborating on acquisitions and presiding over meetings of the Board. Although we do not have a formal policy regarding whether the offices of Chairman and CEO should be separate, our Board believes that the existing leadership structure, with the separation of the Chairman of the Board and CEO roles, enhances the accountability of the CEO to the Board and strengthens the Board’s independence from management. In addition, the Board believes that having a separate Chairman creates an environment that is more conducive to the objective evaluation and oversight of management’s performance, increasing management accountability, and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders.

Board Role in Risk Oversight

The Board, through its Audit Committee, is responsible for oversight of the Company’s management of enterprise risks, including cybersecurity. Cantel’s senior management is responsible for the Company’s risk management process and the day-to-day supervision and mitigation of enterprise risks, as well running its enterprise risk management committee, which is supervised by the Audit Committee. Additional details are set forth above under “Audit Committee.”

Management of the Company advises the Audit Committee and Board on areas of material Company risk, including strategic, operational, financial, legal and regulatory risks. We do not believe our Board’s oversight of risk influences our leadership structure, though we believe our leadership structure helps mitigate risk by separating oversight of our day-to-day business from the oversight of our Board.

Selection of Nominees for Election to the Board

The Nominating Committee has established a process for identifying and evaluating nominees for director. Although the Nominating Committee will consider nominees recommended by stockholders, the Nominating Committee believes that the process it utilizes to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further our purposes. Any interested person may recommend a nominee by submitting the nomination, together with appropriate biographical information, to the Nominating Committee, c/o Cantel Medical Corp., 150 Clove Road, Little Falls, NJ 07424, Attn: Secretary. All recommended candidates will be considered using the criteria set forth in our Corporate Governance Guidelines.

The Nominating Committee will consider, among other things, the following factors to evaluate recommended nominees: the Board’s current composition, including expertise, diversity, balance of management and non-management directors, independence and other qualifications required or recommended by applicable laws, rules and regulations (including NYSE requirements) and company policies or procedures. Although the Board considers diversity as a factor to be considered in identifying and evaluating nominees, it does not have any formal policy with respect to diversity. The Nominating Committee will also consider the general qualifications of potential nominees, including, but not limited to personal integrity; concern for Cantel’s success and welfare; experience at strategy/policy setting level; high-level leadership experience in business or administrative activity; breadth of knowledge about issues affecting Cantel; an ability to work effectively with others; sufficient time to devote to the Company; and freedom from conflicts of interests.

Annual Performance Evaluation of the Board

The Board of Directors conducts a self-evaluation annually to determine whether it, its Committees, and its individual directors are functioning effectively. This evaluation is required to be performed by an external evaluator at least once every three years. The full Board discusses the evaluation report to determine what, if any, action could improve Board, Board committee, and individual director performance.

EXECUTIVE OFFICERS OF CANTEL

Name	Age	Position
Charles M. Diker	84	Chairman of the Board, and member of Office of the Chairman
George L. Fotiades	66	President and Chief Executive Officer, and member of Office of the Chairman
Shaun M. Blakeman	41	Senior Vice President and Chief Financial Officer, and member of Office of the Chairman
Peter G. Clifford	49	Executive Vice President and Chief Operating Officer, and member of Office of the Chairman
Seth M. Yellin	45	Executive Vice President, Strategy and Corporate Development, and member of Office of the Chairman
Lawrence Conway	56	Senior Vice President, Business Systems and Procurement
Brian R. Capone	44	Senior Vice President, Corporate Controller and Chief Accounting Officer
Jean M. Casner	61	Senior Vice President and Chief Human Resources Officer
Jeff Z. Mann	47	Senior Vice President, General Counsel and Secretary, and member of Office of the Chairman

Set forth below is certain biographical information concerning our current executive officers who are not also directors:

Mr. Blakeman has served as Senior Vice President and Chief Financial Officer of the Company since May 2019. In this role, he is responsible for all financial reporting, financial planning and analysis, auditing, treasury, strategic planning and management, and investor relations. Mr. Blakeman worked for Cantel from 2016 to 2018 as the Vice President of Finance for Cantel’s Medical division. Prior to rejoining the Company, Mr. Blakeman was Senior Finance Director at Medtronic plc. Prior to that, he held leadership roles with increasing responsibility including Vice President, Diaphragm and Dosing Pump Platform business at IDEX Corporation and Controller for Latin American Operations for Warren Rupp, Inc., another division of IDEX.

Mr. Clifford has served as the Executive Vice President and Chief Operating Officer of the Company since May 2019. Prior to his appointment as Chief Operating Officer, Mr. Clifford served as Executive Vice President and Chief Financial Officer of the Company since May 2015. Prior to joining the Company, Mr. Clifford served in various financial positions with increasing responsibility for over twenty years. For more than five years prior to joining the Company, he was Group Vice President of Operations Finance and Information Technology for IDEX Corporation.

Mr. Yellin has served as Executive Vice President, Strategy and Corporate Development of the Company since September 2016. Prior thereto, from March 2013 to September 2016, he served as Senior Vice President, Corporate Development, and from April 2012 through March 2013, he served as Vice President, Corporate Development. From January 2011 through January 2012, Mr. Yellin was an analyst in the Medical Devices & Life Science Tools segment of Citadel Asset Management.

Mr. Conway was appointed Senior Vice President, Business Systems and Procurement of the Company in November 2017, having served as Vice President, Business Systems and Procurement since September 2013 and as an independent consultant of the Company since May 2013. For more than 10 years prior to joining, Mr. Conway served in various management positions at Convatec, most recently as Vice President and General Manager Ostomy Care.

Mr. Capone was appointed Senior Vice President, Corporate Controller and Chief Accounting Officer in October 2018, having previously served as Vice President, Chief Accounting Officer and Vice President, Corporate Controller for the Company since April 2017. Prior to joining the Company, Mr. Capone served as the Assistant Corporate Controller for Stryker Corporation from October 2014 to April 2017, and Director, External Financial Reporting and Technical Accounting for Quest Diagnostics Incorporated from March 2012 to October 2014. Prior to those roles, Mr. Capone served in various financial reporting roles at Genzyme Corporation and CVS Health Corporation.

Ms. Casner has served as the Company’s Senior Vice President and Chief Human Resources Officer since March 2019. In this role, she is responsible for the global human resources function, including its people strategy, policies, systems and processes such as talent management, succession planning, learning and development, compensation and benefits, performance and recruiting.

Ms. Casner joined Cantel in 2017 as Vice President, Benefits, Compensation and HR Operations. Prior to Cantel, Ms. Casner held HR leadership positions at the National Basketball Association from July 2008 to May 2015, Merck & Co., Inc. from January 2004 to June 2008, The Dial Corporation (now owned by Henkel Corporation) from July 1993 to July 2001, Johnson & Johnson from 1991 to 1993, and ORC Worldwide (now owned by Mercer LLC) from September of 1980 to December 1990.

Mr. Mann was appointed Senior Vice President, General Counsel and Secretary of the Company as of August 1, 2019. Prior to that, Mr. Mann served as the Vice President, Deputy General Counsel of the Company since June 2018. Mr. Mann joined the Company after serving in various legal leadership roles at Boston Scientific Corporation since 2004.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (CD&A) describes our executive compensation philosophy and program, the compensation decisions made under this program and the specific factors we considered in making those decisions. This CD&A focuses on the compensation of our “Named Executive Officers” (NEOs) for fiscal year 2019, who were:

•	Charles M. Diker - Chairman of the Board
•	George L. Fotiades - President and Chief Executive Officer
•	Shaun M. Blakeman - Senior Vice President and Chief Financial Officer
•	Peter G. Clifford - Executive Vice President and Chief Operating Officer
•	Seth M. Yellin - Executive Vice President, Strategy and Corporate Development
•	Jorgen B. Hansen - President and Chief Executive Officer (until March 2019)
•	Eric W. Nodiff - Executive Vice President, General Counsel and Secretary (retired July 31, 2019)
•	Dottie Donnelly - Senior Vice President and Chief Human Resources Officer (until March 2019)

Fiscal Year 2019 Performance Results

Key financial results for fiscal year 2019 compared with fiscal year 2018 were as follows:
•	Net sales increased by 5.3% to a record $918.2 million from $871.9 million, with organic sales growth of 3.9%, and
•	Net income under generally accepted accounting principles (GAAP) decreased by 39.5% to $55.0 million from $91.0 million.

Executive Compensation Program Best Practices

Our Compensation Committee believes that a strong foundation for our compensation program is necessary to execute our executive compensation philosophy effectively. The following best practices serve as the foundation for our executive compensation program.

WHAT WE DO
Mixture of short-term and long-term incentives Mixture of fixed and variable compensation Clawbacks Double-trigger for change in control vesting	Stock ownership guidelines Peer group reviews Independent compensation consultant Compensation risk assessment

WHAT WE DON’T DO
General tax gross ups Executive perquisites (beginning fiscal year 2020)	Stock repricing Hedging or pledging

How Pay Was Tied to the Company’s Performance in Fiscal Year 2019

Our fiscal year 2019 results and compensation decisions illustrate that our pay-for-performance philosophy works as intended, with incentive-based cash bonuses and equity awards being driven by performance. As discussed below, payments of cash incentive awards are tied to financial performance and we have, since fiscal year 2017, granted performance-based equity grants in addition to strictly time-based equity grants for our senior corporate executives. The incentive payout for each of our NEOs was below target for our annual cash bonuses due to the Company’s financial metric achievements being slightly below our fiscal year 2019 targets, as established for purposes of executive compensation.

Compensation Philosophy and Objectives

The approach to our compensation is designed to accomplish the following objectives:

•	Pay-for-Performance. To reward performance that drives the achievement of the Company’s short-term and long-term goals and ultimately, stockholder value.

•
Align Management and Stockholder Interests. To align the interests of our executive officers with our stockholders by using long-term, equity-based incentives, maintaining stock ownership and retention guidelines that encourage a culture of ownership, and rewarding executive officers for sustained and superior Company performance as measured by operating results and relative total stockholder return (TSR).

•	Attract, Retain, and Motivate Talented Executives. To compete and provide incentives for talented, high-performing executives.

•
Address Risk-Management Considerations. To motivate our executives to pursue objectives that create long-term stockholder value and discourage behavior that could lead to unnecessary or excessive risk-taking inconsistent with our strategic and financial objectives, by providing a certain amount of fixed pay and balancing our executives’ at-risk pay between short-term (one-year) and long-term (three-year) performance horizons, using a variety of financial and other performance metrics.

•
Support Financial Efficiency. To help ensure that payouts under our cash-based and equity-based incentive awards are appropriately supported by performance and to allow the Compensation Committee to design these awards in a way that is intended to maximize tax deductions by the Company under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), as appropriate and to the extent available.

What the Company’s Compensation Program is Designed to Reward

The Company’s business plan emphasizes growth through the expansion of existing operations (i.e., organic growth), the addition of new businesses and products through acquisitions, and product development. This strategy is advanced by identifying and acquiring businesses; effectively integrating acquired operations, personnel, products and technologies into the organization; retaining and motivating key personnel throughout the Company; attracting and retaining customers; and encouraging new product development. In addition, the Company relies on its executives to sustain and efficiently manage current businesses while adapting and growing its business segments in response to the ever-changing competitive landscape, and, in general, to maximize stockholder value. The compensation program is designed to reward the NEOs for successfully managing these tasks, increasing earnings of the Company, and creating stockholder value.

The abilities and performance of the Company’s executives are critical to the Company’s long-term success, and the objectives of the compensation program are designed to complement each other by balancing the Company’s interest in achieving both its short-term and long-term goals. Base salary and incentive-based cash bonuses are paid to reward performance and the achievement of short-term objectives and equity awards are used to align the executives’ interests with the long-term success of the Company and to attract and retain executives.

Responsibilities in Setting Executive Compensation

The Compensation Committee has responsibility for determining executive compensation. The Compensation Committee is made up entirely of independent directors as defined by our Governance Guidelines and NYSE listing standards. It regularly reviews the design and implementation of our executive compensation program and reports on its discussions and actions to the Board. In particular, the Compensation Committee (i) oversees our executive compensation program, (ii) approves the performance goals for our NEOs and evaluates results against those targets each year, (iii) determines and approves the compensation of our CEO and our other NEOs, as well as any other executive officers of the Company and division and regional presidents and (iv) makes recommendations to the Board with respect to the structure of overall cash incentive and equity-based plans. The Compensation Committee makes its determinations regarding executive compensation after consulting with the Chairman, the CEO and the Compensation Committee’s independent compensation consultant (as further described below). Its decisions are based on a variety of factors, including the Company’s performance, individual executives’ performance, and input and recommendations from the Chairman and the CEO. Additional factors considered in executive compensation decisions include each individual’s skill set relative to industry peers, overall experience and time in the position, the critical nature of the individual’s role, difficulty of replacement, expected future contributions, readiness for promotion to a higher level, and role relative to that of other executive officers. NEOs do not have a role in the determination of their own compensation, but the Chairman of the Board and the CEO do discuss their compensation with the Compensation Committee. Following the Compensation Committee’s determination of the Chairman’s annual equity award and other compensation, the Board is requested to consider and ratify such compensation.

Role of Compensation Data and Independent Consulting Firm

The Compensation Committee retained FW Cook as an independent compensation consultant to provide advice with respect to executive compensation for fiscal year 2019. With respect to the compensation of our CEO and other senior executives in fiscal year 2019, FW Cook provided the Compensation Committee with an updated list of peer group companies to the Company that are public companies engaged in our industry, in related industries, or that possess size or other characteristics which are similar to ours, as well as compensation data of the peer group companies, and survey data and benchmarking information.

At the beginning of fiscal year 2019, the companies in the peer group consisted of: Analogic Corporation, CONMED Corporation, DENTSPLY SIRONA, Inc., Globus Medical, Inc., Haemonetics Corporation, ICU Medical, Inc., Integer Holdings Corporation (f/k/a Greatbatch, Inc.), Integra LifeSciences Corporation, Masimo Corporation, Merit Medical Systems Inc., Natus Medical Inc., NuVasive, Inc., Steris plc, Varian Medical Systems, Inc., and Wright Medical Group, Inc. Subsequently, FW Cook and the Compensation Committee revisited the peer group, removing Analogic Corporation due to the company being acquired and made private, and added Neogen Corporation based on its high-growth profile, comparable market capitalization, and a product portfolio focused on sanitation and infection control.

The Compensation Committee used the peer group data principally to obtain a general understanding of median base salary, bonus and long-term incentive levels paid to chief executive officers in the healthcare industry and to determine where compensation levels of the Company’s CEO and other executives fell relative to median compensation levels of comparable industry executives. The data showed that the combined base salaries and short-term cash incentives were mixed relative to the medians in the comparative group. The Compensation Committee utilized this and additional benchmarking data to assess salaries, incentives and benefits of the CEO and other executives which informed compensation setting for fiscal year 2020 and ultimately led to significant revisions to the perquisites which were provided exclusively to executives, all of which will be discontinued effective December 1, 2019. See “Post-Retirement and Other Benefits” for more information about the eliminated perquisites.

FW Cook’s primary responsibilities in fiscal year 2019 included identifying our peer group companies, benchmarking the compensation of our CEO and other executive officers, assessing the existing annual and long-term incentive plan designs, facilitating the compensation risk assessment, and providing advice to the Compensation Committee on refinements and modifications to the plans in preparation for fiscal year 2020. FW Cook presented peer based data and market trends on the competitiveness of the Company’s executive compensation program, incentive plan design, risk and reward structure of executive compensation plans, and compensation benchmarking for the CEO and other executives. FW Cook also advised the Compensation Committee on executive perquisites.

The Compensation Committee has assessed the independence of FW Cook pursuant to the NYSE listing standards and SEC rules and is not aware of any conflict of interest that would prevent FW Cook from providing independent advice to the Committee concerning executive compensation matters.

Elements of the Compensation Program; Why the Compensation Committee Chose Each Element and How Each Relates to the Company’s Objectives

The two principal elements comprising executive compensation are cash and equity awards. The cash element is divided into base salary and annual cash incentives. The equity element for new grants consists of RSUs under the Company’s 2016 Equity Plan. These elements complemented each other and gave the Compensation Committee flexibility to create compensation packages that provided short-term and long-term incentives in line with the Company’s approach to compensation. Such approach was designed to provide the executive sufficient cash to be competitive with other employment opportunities, while at the same time providing the executive with an incentive to build stockholder value by aligning the executive’s interests with those of our stockholders.

Commencing with fiscal year 2017, equity awards are granted at the beginning of the fiscal year and include performance-based equity grants, as described below, in addition to solely time-based equity grants. Therefore, the equity grants made to executives at the beginning of fiscal year 2019 (in October 2018) were attributable to fiscal year 2019, and were in the form of time-based and performance-based RSUs.

Cash

Base salary is the primary fixed element of the Company’s compensation program and is used to attract and retain, as well as motivate and reward, executive officers. In determining the base salary of NEOs, the Compensation Committee considers the experience, skills, knowledge, and responsibilities required of the executive officer in his or her role, specifically, the functional role of the position, the level of the individual’s responsibility and the ability to replace the individual.

Short-term incentive compensation is an opportunity for executives to receive cash bonuses based on the Company’s or its divisions’ or regions’ annual financial performance. The short-term incentive compensation is intended to reward performance for the most recently completed fiscal year when financial objectives are achieved and motivate and retain qualified individuals who have the opportunity to influence future results, advance business objectives, and enhance stockholder value. Likewise, this element of compensation is designed to provide a reduced award or no award when financial objectives are not achieved. Target amounts for the annual bonus opportunity are historically established within 75 days after the commencement of the fiscal year and are based on achievement of one or more financial metrics. The exact annual metric and targets are determined and approved by the Compensation Committee each year.

For fiscal year 2019, the Compensation Committee also established a target level, as a percentage of base salary, for each member of senior management (exclusive of Mr. C. Diker) for purposes of determining cash bonuses. Mr. C. Diker is excluded because the Compensation Committee determines his annual bonus on a discretionary basis. Factors included in the process of determining senior management target levels were business performance, scope of responsibilities and accountability, competitive and other industry compensation data, special circumstances and expertise, individual performance, comparison with compensation of our other senior managers and recommendations of the CEO. Achievement of the target levels was based on attainment of the Company’s fiscal year 2019 targeted net sales, subject to achieving a minimum gross margin threshold, non-GAAP EBITDA, and, in the case of division and regional presidents, budgeted non-GAAP operating income for the applicable division or region. In regards to our NEOs, target bonus levels were weighted 50% tied to the net sales metric and 50% tied to the non-GAAP EBITDA metric.

Equity

The primary purpose of equity grants is to contribute to the motivation of key employees in accomplishing the Company’s long-term strategic, operational, and financial objectives as well as stockholder value goals. Equity awards (which may consist of RSAs, RSUs, stock options, stock appreciation rights or performance awards) are granted to NEOs under our 2016 Equity Plan in order to give them an ownership interest in the Company, thereby aligning their interests with those of the stockholders and providing a long-term incentive. RSAs and RSUs consist of awards of the Company’s common stock subject to specified vesting restrictions or conditions including, among other things, continued employment with the Company. Stock options and stock appreciation rights (rights to receive a payment equal to the increase in fair market value of the Company’s common stock since the grant date thereof) are equity awards whose value depends on an increase in the Company’s common stock price. For more than the past five years, the Compensation Committee has awarded only RSAs and RSUs and no stock options to management, other than Mr. C. Diker who, prior to fiscal year 2016, received stock options. Grants of RSAs and RSUs have intrinsic value regardless of price appreciation, and may create a stronger alignment of interests between management and other stockholders. In addition, the Compensation Committee believes that due to their intrinsic value, RSAs and RSUs may have a stronger retentive effect on management than stock options.

During fiscal year 2019 (in October 2018), RSUs were granted to senior management under the Company’s 2016 Equity Plan. One-half of the awards were time-based RSUs and one-half were performance-based RSUs.

The Compensation Committee has typically imposed time-based vesting conditions on stock options and RSUs because it believes that time-based vesting encourages recipients of awards to remain employed by the Company and continue to provide services to us, and also encourages recipients to build stockholder value over a long period of time.

For fiscal year 2019, recipients of time-based and performance-based RSUs will accrue cash dividend equivalents equal in amount to the cash dividends that would have been paid to the recipient had he or she owned one share for each yet-unpaid RSU as of such payment date. However, recipients of RSUs will not be paid dividend equivalents unless and until their units vest. Until such time, dividend equivalents will accrue and be subject to the same vesting and forfeiture restrictions as the RSUs to which they are attributable.

Risk in Our Compensation Program

The Compensation Committee, in consultation with FW Cook, has considered the risks that may exist in the Company’s compensation plans and the factors that mitigate against the plans creating material risks to the Company and believes that risks arising from our compensation policies and practices for our employees are not likely to have a material adverse effect on the Company. The Compensation Committee further concluded that the mix and design of the short-term and long-term elements of executive compensation provides appropriate incentives to executives while mitigating excessive risk-taking.

The provisions within our overall executive compensation program that mitigate against risk-taking include:

•	An appropriate balance between annual cash compensation and equity compensation that is earned over a period of three years;
•	Caps on the payouts under incentive plans, which protect against executives taking short-term actions to maximize bonuses that are not supportive of long-term objectives;
•	Including a minimum gross margin requirement on compensation awards having sales targets, thereby discouraging revenue generation at the expense of profitability;
•
Clawback provisions applicable to current and former executives that enable the recapture of previously paid compensation under certain circumstances, which serve as a deterrent to inappropriate risk-taking activities and

•
Stock ownership guidelines that require executive officers to accumulate minimum levels of equity ownership in the Company, which align executives’ short-term and long-term interests with those of the Company’s stockholders.

As further risk mitigating features, the Company maintains an insider trading policy, which prohibits executive officers and other insiders from selling Company shares short, carrying out hedging activities, and pledging shares of Company stock for loans.

We believe the base salary levels of our executives mitigate excessive risk-taking behavior by providing reasonable predictability in the level of income earned by each executive and alleviating pressure on executives to focus exclusively on stock price performance to the detriment of other important business metrics. The performance measures used for both short-term and long-term incentives are intended to be challenging yet attainable, so that it is more likely than not that the executives will earn all or a substantial portion of their target bonus annually and long-term incentives over time. The Compensation Committee believes that extraordinary performance warrants a higher payout on both short-term and long-term performance-based awards but with a cap of 200% of targeted cash bonus or equity compensation, as the case may be, which further mitigates the likelihood that our executives will take excessive risks.

For fiscal year 2019, we used net sales, subject to a minimum gross margin threshold, non-GAAP EBITDA, and, in the case of division and regional presidents, budgeted non-GAAP operating income for the applicable division or region as the metrics for short-term incentive compensation. Long-term incentives for fiscal year 2019 consisted of time-based RSUs vesting over three years, performance-related RSUs based on achieving a budgeted fiscal year 2021 non-GAAP EPS target, and performance-related RSUs based on a three-year relative TSR performance criterion. For a more detailed description of the performance measures used in our compensation plan, see “How the Compensation Committee Chose Amounts and Formulas for Each Element” section. Therefore, executives always have a significant amount of value at stake through unvested awards that could decrease significantly in value if our business is not managed for the long term. The Compensation Committee further retains discretion to reduce or not pay awards under these plans due to a NEO’s misconduct or poor performance.

How the Compensation Committee Chose Amounts and Formulas for Each Element

Base Salary. Currently the Compensation Committee approves the base salaries of all NEOs; however, the base salary of Mr. Diker, who provides services to the Company on a part time basis, is also subject to approval by the Compensation Committee as well as the Board. Annual base salary increases for executives were made effective as of December 1, 2018 with additional increases occurring on a case-by-case base to recognize promotions, for market-based adjustments, and the like. Though initially hired at a base salary of $850,000, Mr. Fotiades requested that the Compensation Committee and the Board reduce his salary to $425,000 for the duration of fiscal year 2019 in an effort to support supplementary compensation incentives for other executives and employees.

The base salary history of NEOs during fiscal year 2019 is as follows:

NEO	Starting FY2019 Base Salary 8/1/18	Base Salary 12/1/18	Final Base Salary 7/31/19	% Increase
Mr. Diker	$393,928	$405,746	$405,746	3%
Mr. Fotiades*	—	—	$425,000	NA
Mr. Blakeman*	—	—	$350,000	NA
Mr. Clifford	$475,000	$489,250	$550,000	16%
Mr. Yellin	$372,620	$416,438	$416,438	12%
Mr. Hansen	$825,000	$849,750	$849,750	3%
Mr. Nodiff	$404,309	$416,438	$416,438	3%
Ms. Donnelly	$350,200	$360,706	$360,706	3%
_____________________________________
(*) Messrs. Fotiades and Blakeman did not join the Company as employees until March and May of 2019, respectively.

All of the base salaries of NEOs were increased by 3% except for the salaries of Messrs. Yellin and Clifford. Mr. Yellin’s base salary was increased to $416,438 effective December 1, 2019 in recognition of exceptional contributions to strategy development and ongoing business development. Mr. Clifford’s base salary was raised to $550,000, effective May 10, 2019, upon promotion to Executive Vice President and Chief Operating Officer.

Cash Bonuses. Our NEOs (other than Mr. Diker) are eligible to receive cash bonus awards based on the Company’s achievement of performance targets for each fiscal year ending July 31. Mr. Diker receives a fixed cash bonus award approved at the discretion of the Compensation Committee.

For fiscal year 2019 the target incentive awards, established as a percentage of base salary of the NEO as of the fiscal year end, and as a fixed dollar amount in the case of Mr. Diker, were set by the Compensation Committee as set forth below.

Though when hired Mr. Fotiades was eligible for an annual cash bonus at a target level of 100% of his base salary, he, in an effort to support supplementary compensation incentives for other executives and employees, requested that the Compensation Committee not award him a cash bonus for fiscal year 2019 (effective for fiscal year 2019 only). Likewise, Mr. Diker requested that, when the Compensation Committee considered his bonus, they offer him no more than $50,000, as compared to the $150,000 which has been awarded for the past four years.

In conjunction with his promotion, the Compensation Committee increased Mr. Clifford’s target incentive award from 70% to 90%, resulting in a Target Bonus which was pro-rated according to time spent in his respective roles and at the respective bonus target levels.

NEO	Target Incentive Award
Mr. Diker	NA
Mr. Fotiades	None
Mr. Blakeman	55%
Mr. Clifford	90%
Mr. Yellin	55%
Mr. Hansen	100%
Mr. Nodiff	55%
Ms. Donnelly	55%

During the first quarter of fiscal year 2019, the Compensation Committee chose net sales, subject to a minimum gross margin threshold, and non-GAAP EBITDA, equally weighted, as the performance metrics for the target bonuses payable to NEOs for such fiscal year, to maintain a focus on increasing stockholder value and driving superior financial performance. The Compensation Committee believes net sales and non-GAAP EBITDA are key metrics in measuring the Company’s success from both a growth and profitability perspective. The performance target for these metrics for fiscal year 2019 were annual net sales of $931.5 million, subject to a minimum one-year gross margin percentage of 48.2%, and non-GAAP EBITDA of $176.2 million. The net sales target excludes certain acquisitions not set forth in the Company’s operating plan as well as the impact of foreign currency fluctuations relative to the budget. The gross margin and non-GAAP EBITDA requirements were determined on a non-GAAP basis in a manner consistent with both the Company’s non-GAAP reporting of operating results and the principles set forth by the Compensation Committee. Specifically, the non-GAAP EBITDA metric is calculated based on the Company’s reported adjusted EBITDAS, after further excluding stock-based compensation expenses associated with restructuring-related actions taken by the Board and management during fiscal year 2019 as well as any losses reported on the disposal of fixed assets.

Based on achievement of the applicable financial metrics, bonus payouts for each weighted metric were to be adjusted as follows:

Percentage of Net Sales Target Achieved	Payout Percentage*
105% of Target	200%
100% of Target	100%
95% of Target	50%
Below 95% of Target	0%
____________________________
(*)	Payout percentages are linearly interpolated according to achievement against target.

Percentage of non-GAAP EBITDA Target Achieved	Payout Percentage*
110% of Target	200%
100% of Target	100%
90% of Target	50%
Below 90% of Target	0%
____________________________
(*)	Payout percentages are linearly interpolated according to achievement against target.

All bonuses are subject to final approval by the Compensation Committee and may be adjusted in the discretion of the Compensation Committee so long as the final payout does not exceed the maximum opportunity made available by the plan (i.e., 200% of target).

For fiscal year 2019, Cantel achieved $906.8 million in net sales, or 98% of target, when calculated according to the criteria set forth above. Regardless of the net sales achieved, the applicable portion of bonus payouts (50% of the aggregate target for NEOs) was subject to the Company achieving a one-year minimum gross margin percentage of 48.2%, which was not met. Because this threshold was not met, there was no payout for the applicable portion of executive bonuses. For fiscal year 2019, the Company achieved $168.1 million in non-GAAP EBITDA, or 96% of target, when calculated according to the criteria set forth above. This resulted in an 80% payout factor (calculated per the table above) applied to the applicable portion of bonus payouts (50% of the aggregate target for NEOs). Based on the aforementioned achievements and payout tables, the bonus payouts for all NEOs under the executive compensation program was equal to 40% of their respective target bonuses, excluding bonus payouts for Mr. Hansen, Mr. Nodiff, and Ms. Donnelly who received awards under separate agreements.

NEO	Target Bonus	Awarded Bonus per Plan	Additional Bonus	Total Bonus
Mr. Diker	NA	$50,000	—	$50,000
Mr. Fotiades	NA	NA	NA	NA
Mr. Blakeman(1)	$42,192	$16,877	$25,000	$41,877
Mr. Clifford(2)	$377,159	$150,864	$170,000	$320,864
Mr. Yellin(3)	$229,041	$91,616	$122,500	$214,116
Mr. Hansen(4)	$849,750	$566,500	—	$566,500
Mr. Nodiff(5)	$229,041	$229,041	—	$229,041
Ms. Donnelly(6)	$198,388	$132,259	—	$132,259
____________________________
(1)
Mr. Blakeman received an Additional Bonus in recognition of his leadership to the finance function and broader organization, and as a motivational measure given his appointment as CFO within the fourth quarter of the fiscal year.

(2)
Mr. Clifford’s Target Bonus was pro-rated for time spent in his respective roles as CFO and COO in fiscal year 2019. Mr. Clifford received an Additional Bonus in recognition of his contributions to the strategic planning for Cantel’s near- and long-term operations.

(3)
Mr. Yellin received an Additional Bonus in recognition of his exceptional contributions to the Company’s acquisition strategy and deal execution, including, but not limited to, the recently closed acquisition of Hu-Friedy Mfg. Co., LLC.

(4)
Mr. Hansen’s award was calculated assuming at-target achievement of all metric targets, pro-rated for the time period from August 1, 2018 through March 31, 2019, in accordance with his separation agreement.

(5)	Mr. Nodiff received his full Target Bonus, in accordance with his retirement agreement.

(6)
Ms. Donnelly’s award was calculated assuming at-target achievement of all metric targets, pro-rated for the time period from August 1, 2018 through March 31, 2019, in accordance with her separation agreement.

Equity Awards. For fiscal year 2019, the Compensation Committee continued its practice of granting long-term equity awards at the beginning of the fiscal year with 50% of such awards to key executives being performance-related. With the advice of FW Cook, the Compensation Committee agreed that for fiscal year 2019 executive compensation, 50% of the equity awards would consist of time-based RSUs vesting over 3 years, 25% of the equity awards would be performance-related RSUs based on achieving a budgeted fiscal year 2021 non-GAAP EPS target and 25% of the equity awards would be performance-related RSUs based on a three-year relative TSR performance criterion. The inclusion of the performance-vesting RSUs into our long-term incentive program is designed to (i) continue the performance orientation of our program, (ii) provide incentives based on multiple measures of performance (i.e., in addition to net sales, gross margin, and non-GAAP EBITDA, which are used in determining annual cash bonus awards) and (iii) provide additional upside potential (or downside exposure) to executives in the event high levels of performance (or low levels of performance) are achieved, without increasing target levels of compensation.

Based on the foregoing, the Compensation Committee established the following payment percentages or amounts for the current NEOs and awarded the equity grants indicated for fiscal year 2019:

NEO	Target Incentive Award (% Base Salary or $ Value)	Total Value of Award(1)	Equity Value Time-based RSUs (50%)	Time-based RSUs (# Shares)	Equity Value EPS-based RSUs (25%)	EPS-based RSUs (# Shares)	Equity Value TSR-based RSUs (25%)	TSR-based RSUs (# Shares)
Mr. Diker	NA	$179,961	$87,536	990	$43,768	495	$48,657	405
Mr. Fotiades	$2,600,000	$2,600,622	$1,300,228	17,495	$650,300	8,750	$650,094	8,555
Mr. Blakeman	NA	NA	NA	NA	NA	NA	NA	NA
Mr. Clifford(2)	$725,000	$745,618	$362,522	4,100	$181,261	2,050	$201,835	1,680
Mr. Yellin(3)	100%	$428,500	$208,229	2,355	$104,336	1,180	$115,935	965
Mr. Hansen(4)	$2,600,000	$2,673,187	$1,300,216	14,705	$650,329	7,355	$722,642	6,015
Mr. Nodiff	100%	$428,500	$208,229	2,355	$104,336	1,180	$115,935	965
Ms. Donnelly	85%	$315,633	$153,409	1,735	$76,925	870	$85,299	710
____________________________
(1)
Represents the grant date fair value (pre-tax) of equity awards. Awards were granted in October 2018 for all NEOs except Mr. Fotiades, whose grant was issued in March 2019 upon his promotion to the CEO role.

(2)
The Compensation Committee approved a one-time grant for Mr. Clifford with a target value of $725,000 for fiscal year 2019, representing an additional $235,750 above the equivalent of his historical target of 100% of his base salary.  This award was based on the peer group compensation data prepared by FW Cook for the Compensation Committee which indicated that Mr. Clifford’s compensation was substantially below the market median.  After these grants were made, Mr. Clifford received an additional one-time grant on May 10, 2019, valued at approximately $1,000,000, in connection with his promotion to COO.  That grant is not reflected in this table, but is included under “Executive Compensation” in both the Summary Compensation Table and the Grants of Plan-Based Awards Table.

(3)
After these grants were made, Mr. Yellin received an additional one-time grant on May 16, 2019, valued at approximately $500,000, in recognition of his extraordinary contributions to the Company’s strategy and business development efforts. That grant is not reflected in this table, but is included under “Executive Compensation” in both the Summary Compensation Table and the Grants of Plan-Based Awards Table.

(4)
The Compensation Committee established the target incentive awards for Mr. Hansen’s RSUs (inclusive of time-based awards and/or performance-based awards) at a fixed value of $2,600,000 with respect to fiscal year 2019 (issued in October 2018).

The fiscal year 2019 EPS-based RSUs, granted in October 2018, are subject to adjustment based on the achievement of a fiscal year 2021 non-GAAP EPS target as follows:

Fiscal Year 2021 non-GAAP EPS Target Achievement	Percentage of Target Shares to be Vested
105% of EPS Target	200%
100% of EPS Target	100%
95% of EPS Target	50%
Below 95% of EPS Target	0%
____________________________
(*)	Vesting percentages are linearly interpolated according to achievement against target.

The fiscal year 2019 TSR-based RSUs, granted in October 2018, are subject to adjustment based on Cantel’s TSR performance as compared to the constituents of the S&P Healthcare Equipment Index, for the time period from August 1, 2018 through July 31, 2021, according to the following table:

Percentile Rank vs. Companies in the S&P Healthcare Equipment Index	Percentage of Target Shares to be Vested
75th percentile or greater	200%
40th - 50th percentile	100%
20th percentile	50%
Below the 20th percentile	0%
____________________________
(*)	Vesting percentages are linearly interpolated according to achievement against target.

Prior Year Incentive Results. Mr. Clifford and Mr. Yellin both received TSR-based RSAs in October 2016, tied to Cantel’s relative TSR, as compared to the constituents of the S&P Healthcare Index, for the time period from August 1, 2016 through July 31, 2019, with vesting subject to adjustment based on the same table used for our October 2019 TSR-based RSUs grant. Our actual relative TSR result for the three-year period ending July 31, 2019 was the 26th percentile, resulting in a downward performance adjustment, and a vesting factor of 65% (calculated per the above table) applied to each individual’s target RSAs as follows:

Name	Target TSR-Based RSAs (Issued 10/10/16)	Performance Adjustment (7/31/19)	Total TSR-Based RSAs
Mr. Clifford	925	(324)	601
Mr. Yellin	855	(299)	556

Additional Cash Bonuses. As a motivational measure towards future efforts and in recognition of the complex nature of fiscal year 2019 including, but not limited to, the extraordinary efforts in transformative M&A and significant changes in leadership that occurred in the second half of the year, the Compensation Committee approved a discretionary pool for the CEO to provide additional bonus payments to certain executives, partially funded by the foregone bonus for Mr. Fotiades and the reduced discretionary bonus for Mr. Diker. Details regarding the additional bonuses provided to individuals can be found in the footnotes of the corresponding table found in the Cash Bonuses section above.

Post-Retirement and Other Benefits

On July 3, 2019, the Company adopted an Executive Severance and Change in Control Plan, which was amended on September 23, 2019 (the “Executive Severance Plan”). The Executive Severance Plan provides severance and benefits to eligible key employees of the Company and certain subsidiaries of the Company, including the NEOs currently employed by the Company, in connection with certain terminations of employment. The implementation of this plan is representative of the ongoing modernization efforts of the Compensation Committee and management team of the Company.

The Compensation Committee believes that post-termination benefits are an important aspect of an executive compensation program because they allow the Company to better recruit and retain executive officers by offering competitive compensation packages. Such benefits also allow the executive officers to focus on performance of their duties and eliminate distractions related to job security concerns. The severance plan also provides benefits in the event of a change in control of the Company to further align the interests of the executive with those of the stockholders. These arrangements are primarily intended to maintain the executive’s motivation to consummate the sale of the Company in circumstances where such event will maximize stockholder value, notwithstanding that such transaction may result in the executive’s loss of continued employment with the Company. We believe a “double trigger” requiring actual termination following a change of control rather than simply awarding amounts in the event of a change of control best aligns the NEOs’ interests by encouraging them to continue to perform their duties adequately rather than simply receiving an award for completing a transaction. Upon a change in control of the Company, although an executive may be subject to certain excise taxes pursuant to Section 280G of the Code, we have not agreed to reimburse any executive for any such taxes.

We believe that the severance benefits are reasonable and appropriate for our NEOs in light of the anticipated time it takes high-level executives to secure new positions with responsibilities and compensation that are commensurate with their experience. We also believe that the higher severance formulas for our CEO and COO are justified and needed in order to attract and retain the individuals we believe are best suited for the offices. Our CEO and COO are the individuals that the public and our stockholders most closely identify as the face of the Company. They have the greatest impact on our success, and face the greatest personal risks when the Company takes risks. We do not include “gross-up” provisions in the severance plan. See “Post-Termination Benefits and Change in Control” section for a more detailed description of our severance plan.

In addition to the above benefits, we offered, in fiscal year 2019, NEOs (other than Mr. Diker): (i) term life insurance equal to one years’ base salary, (ii) a car allowance equal to $750 a month plus related expenses, (iii) an executive physical and (iv) a $7,000 allowance for disability insurance or long term care insurance. All NEOs are provided a 401(k) plan match and Mr. Diker is provided a fixed monthly amount of $5,000 per month for office expenses. Messrs. Hansen and Nodiff were also provided allowances for the use of outside car services, particularly for transportation to and from the Company’s New Jersey headquarters.

Based on market data provided by and reviewed with FW Cook, the Compensation Committee made a decision to further modernize our executive compensation program by removing executive perquisites which the Committee deemed not to be market practice. Effective December 1, 2019, which is within Cantel’s fiscal year 2020, Cantel will discontinue all executive perquisites mentioned above, including term life insurance, car allowance, executive physical, and allowance for disability or long term care insurance. In lieu of the eliminated perquisites, Cantel will be providing a one-time increase to base salaries in an amount commensurate with the estimated value of the eliminated perquisites, for each impacted executive. As part of this decision, the Committee also decided to offset the aforementioned base salary increases by not providing any additional base salary increase (i.e., merit increase) to the impacted executives as part of the fiscal year 2020 executive compensation setting or any automatic additional base salary increases for subsequent years, as has been customary to provide in the past. These actions do not preclude future compensation adjustments for reasons such as promotions, market-based adjustments, or similar matters.

Say-on-Pay Vote Response

In evaluating our compensation process for fiscal year 2019, our Compensation Committee generally considered the results of the advisory vote of our stockholders on the compensation of the executive officers named in our last proxy statement related to our prior annual meeting of stockholders. Our Compensation Committee noted that approximately 97% of votes cast approved of the compensation of those executive officers as described in our last proxy statement. Our Compensation Committee considered these voting results as supportive of the Compensation Committee’s general executive compensation practices.

Tax Deductibility of Compensation

Section 162(m) of the Code previously generally disallowed a federal income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the principal executive officer (in our case, the CEO) and certain other executive officers, unless the compensation is paid pursuant to a plan that is performance related, non-discretionary and has been approved by stockholders.

Tax Reform modified the group of individuals to whom payment of compensation in excess of $1,000,000 is not deductible to include the principal executive officer, the principal financial officer and the three other most highly compensated executive officers, and provided that each person covered by Section 162(m) of the Code for a particular year after 2016 will remain subject to this limit in subsequent years, even if not included in that group for the year. It also eliminated the performance based exemption from Section 162(m) of the Code. As a result, it is expected that certain of our compensation arrangements will be non-deductible when the total compensation exceeds $1,000,000 except certain historical awards that meet the transition rules under Tax Reform.

There can be no assurance that any compensation awarded will be fully deductible under all circumstances. Also, with the goal of providing a compensation program that enhances stockholder value, the Compensation Committee reserves flexibility to approve compensation arrangements that are not fully tax deductible by the Company, such as certain of those bonuses noted above, which are not expected to meet the Section 162(m) requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the “Compensation Discussion and Analysis” section of this Proxy Statement and discussed such section with certain members of management. Based on its review and discussions and its ongoing involvement with executive compensation matters, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section of this Proxy Statement be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended July 31, 2019.

Compensation Committee:

Alan R. Batkin (Chair)
Ann E. Berman
Laura L. Forese
Ronnie Myers

EXECUTIVE COMPENSATION

Fiscal Year 2019 Summary Compensation Table

The following table sets forth compensation for (i) both persons who served as our CEO during fiscal year 2019, (ii) both persons who served as our CFO during fiscal year 2019, (iii) our three other most highly compensated executive officers during fiscal year 2019 and (iv) a former employee who would have been one of our three other most highly compensated executive officers during fiscal year 2019, but for the fact that she was not serving as an executive officer at the end of fiscal year 2019 (our NEOs):

Name and Principal Position	Year	Salary	Bonus	Option Awards	Stock Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Charles M. Diker Chairman of the Board	2019	$405,746	—	—	$179,961	$50,000	$64,702	(2)	$700,409
	2018	$393,928	—	—	$246,651	$150,000	$65,963		$856,542
	2017	$376,885	—	—	$250,091	$150,000	$45,981		$822,957
George L. Fotiades President and Chief Executive Officer	2019	$163,462	—	—	$2,600,623	—	$90,962	(3)	$2,855,047
	*	—	—	—	—	—	—		—
	*	—	—	—	—	—	—		—
Shaun M. Blakeman Senior Vice President and Chief Financial Officer	2019	$80,769	$25,000	—	$200,059	$16,877	$82,392	(4)	$405,097
	*	—	—	—	—	—	—		—
	*	—	—	—	—	—	—		—
Peter G. Clifford Executive Vice President and Chief Operating Officer	2019	$507,942	$170,000	—	$1,745,635	$150,864	$23,197	(5)	$2,597,638
	2018	$408,258	$111,017	—	$385,434	$221,483	$21,437		$1,147,629
	2017	$385,273	—	—	$419,676	$344,051	$21,444		$1,170,444
Seth M. Yellin Executive Vice President Corporate Strategy and Development	2019	$402,956	$122,500	—	$928,500	$91,616	$18,255	(6)	$1,563,827
	2018	$368,863	$17,429	—	$356,978	$204,941	$18,078		$966,289
	2017	$356,499	—	—	$388,282	$318,355	$20,351		$1,083,487
Jorgen B. Hansen Former President and Chief Executive Officer	2019	$507,692	—	—	$2,673,187	$566,500	$3,825,126	(7)	$7,572,505
	2018	$750,539	$104,000	—	$1,475,419	$721,000	$67,661		$3,118,619
	2017	$600,000	—	—	$1,104,485	$1,120,000	$83,045		$2,907,530
Eric W. Nodiff Former Executive Vice President, General Counsel and Secretary	2019	$412,706	—	—	$428,500	$229,041	$578,456	(8)	$1,648,703
	2018	$400,233	—	—	$386,399	$222,370	$42,721		$1,051,723
	2017	$386,817	—	—	$421,559	$345,429	$71,293		$1,225,098
Dottie Donnelly Former Executive Vice President and Chief Human Resources Officer	2019	$218,740	—	—	$315,633	$132,259	$381,372	(9)	$1,048,004
	*	—	—	—	—	—	—		—
	*	—	—	—	—	—	—		—
____________________________
(*)	In accordance with SEC rules, we are reporting data only for the fiscal year in which they were an NEO.
(1)
Represents the aggregate grant date fair value (pre-tax) computed in accordance with U.S. GAAP. For a discussion of valuation assumptions, see Note 15 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2019.

(2)	This includes the following amounts paid or accrued by us for the benefit of Mr. Diker: (i) $60,000 in office expenses and (ii) $4,702 in contributions under a 401(k) plan.
(3)
This includes the following amounts paid or accrued by us for the benefit of Mr. Fotiades: (i) director compensation for time served on the board of directors prior to becoming President and CEO on March 4, 2019 and (ii) $1,962 in contributions under a 401(k) plan.

(4)
This includes the following amounts paid or accrued by us for the benefit of Mr. Blakeman: (i) $75,000 sign-on bonus, (ii) $4,269 in contributions under a 401(k) plan and (iii) $3,122 in vehicle fringe benefits.

(5)	This includes the following amounts paid or accrued by us for the benefit of Mr. Clifford: (i) $12,489 in vehicle fringe benefits and (ii) $10,708 in contributions under a 401(k) plan.
(6)	This includes the following amounts paid or accrued by us for the benefit of Mr. Yellin: (i) $12,489 in vehicle fringe benefits and (ii) $5,766 in contributions under a 401(k) plan.
(7)
This includes the following amounts paid or accrued by us for the benefit of Mr. Hansen: (i) $3,439,547 in separation benefits, (ii) $354,063 for post-employment consulting services, (iii) $16,618 in a personal benefit attributed to certain costs associated with his spouse’s attendance at a meeting, (iv) $8,736 in vehicle fringe benefits and (v) $6,163 in contributions under a 401(k) plan.

(8)
This includes the following amounts paid or accrued by us for the benefit of Mr. Nodiff: (i) $540,373 in retirement benefits, (ii) $26,278 in vehicle fringe benefits, (iii) $4,805 in contributions under a 401(k) plan and (iv) $7,000 in term life and long-term care insurance premiums.

(9)
This includes the following amounts paid or accrued by us for the benefit of Ms. Donnelly: (i) $368,760 in separation benefits, (ii) $7,285 in vehicle fringe benefits and (iii) $5,326 in contributions under a 401(k) plan.

Grants of Plan-Based Awards

The following table sets forth certain additional information regarding grants of plan-based awards to our NEOs for fiscal year 2019:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Threshold	Target	Maximum
Charles M. Diker(2)	NA	NA	NA	10/10/18	1,890	—	—	$179,961
George L. Fotiades(4)	NA	None	NA	03/04/19	34,800	—	—	$2,600,623
Shaun M. Blakeman	$21,096	$42,192	$84,384	05/13/19	2,874	—	—	$200,059
Peter G. Clifford(5)	$188,580	$377,159	$754,318	10/10/18	7,830	—	—	$745,618
	—	—	—	05/10/19	14,331	—	—	$1,000,017
Seth M. Yellin(6)	$114,521	$229,041	$458,082	10/10/18	4,500	—	—	$428,500
	—	—	—	05/16/19	7,425	—	—	$500,000
Jorgen B. Hansen	$424,875	$849,750	$1,699,500	10/10/18	19,162	—	—	$2,673,187
Eric W. Nodiff	$114,521	$229,041	$458,082	10/10/18	4,500	—	—	$428,500
Dottie Donnelly	$99,194	$198,388	$396,776	10/10/18	3,315	—	—	$315,633
____________________
(1)	All non-equity incentive plans referenced in the table provide that no bonus is payable if the minimum level of performance required by the plan is not achieved by the NEO.
(2)
Each RSU is subject to a risk of forfeiture which lapses as to one-third of the awards on each of the first three anniversaries of the grant date, except for EPS-based and TSR-based performance shares, which vest, if at all, wholly on the third anniversary of the grant.

(3)
Although Mr. Diker does not participate in the Company’s primary non-equity incentive plan, the Compensation Committee has historically made Mr. Diker eligible to receive a discretionary bonus of $150,000. This bonus, at the request of Mr. Diker, was capped at $50,000 for fiscal year 2019.

(4)	Though his cash-based incentive target was initially set at 100% of his base salary, Mr. Fotiades declined bonus consideration for fiscal year 2019.
(5)	Mr. Clifford received a one-time grant on May 10, 2019, valued at approximately $1,000,000, in connection with his promotion to COO.
(6)
Mr. Yellin received a one-time equity grant on May 16, 2019, valued at approximately $500,000, in recognition of his extraordinary contributions to the Company’s strategy and business development efforts.

Narrative Addendum to the Summary Compensation Table and Grants of Plan-Based Awards Table

Cash Bonus Awards

Our NEOs (other than Mr. Diker) are eligible to receive cash bonus awards based on the Company’s achievement of performance targets for each fiscal year ending July 31 (each year being referred to as a Plan Year). Mr. Diker receives a fixed cash bonus award approved at the discretion of the Compensation Committee.

For fiscal year 2019, the target incentive awards, established as a percentage of base salary of the NEO as of the fiscal year end, (and as a fixed dollar amount in the case of Mr. Diker), were set by the Compensation Committee as set forth below.

Though when hired Mr. Fotiades was eligible for an annual cash bonus at a target level of 100% of his base salary, he, in an effort to support supplementary compensation incentives for other executives and employees, requested that the Compensation Committee not award him a cash bonus for fiscal year 2019 (effective for fiscal year 2019 only). Likewise, Mr. Diker requested that, when the Compensation Committee considered his bonus, they offer him no more than $50,000, as compared to the $150,000 which has been awarded for the past four years.

In conjunction with his promotion, the Compensation Committee increased Mr. Clifford’s target incentive award from 70% to 90%, resulting in a target bonus which was pro-rated according to time spent in his respective roles and at the respective target bonus levels.

NEO	Target Incentive Award
Mr. Diker	NA
Mr. Fotiades	None
Mr. Blakeman	55%
Mr. Clifford	90%
Mr. Yellin	55%
Mr. Hansen	100%
Mr. Nodiff	55%
Ms. Donnelly	55%

The target incentive award payable to each participant for 100% achievement of the performance target (the Bonus Target) is calculated by multiplying the participant’s anticipated base salary for the end of the relevant Plan Year by a designated percentage established by the Compensation Committee for such participant for such Plan Year (generally pro-rated if a NEO was employed for a partial year). If more or less than 100% of the performance target is achieved, the Compensation Committee has the discretion to adjust the Bonus Target, so long as the final payout does not exceed the maximum opportunity (200%) of the Bonus Target. The Compensation Committee will determine the degree to which any applicable Performance Target has been achieved and any incentive award paid. At the sole discretion of the Compensation Committee, a participant may not receive an award, or the amount of an award may be decreased, due to substantiated poor individual performance or misconduct and may be declared ineligible to receive all or part of an applicable target incentive award.

The actual cash bonus awards for our NEOs for fiscal year 2019 are shown in the tables and discussed in Compensation Discussion and Analysis above. As a motivational measure towards future efforts and in recognition of the complex nature of fiscal year 2019 including, but not limited to, the extraordinary efforts in transformational M&A and significant changes in leadership that occurred in the second half of the year, the Compensation Committee approved a discretionary pool for the CEO to provide additional bonus payments to certain executives, partially funded by the foregone bonus for Mr. Fotiades and the reduced discretionary bonus for Mr. Diker.

Long-Term Equity Awards

NEOs (other than Mr. Diker) are eligible to receive annual equity awards for each fiscal year. Mr. Diker receives equity awards at the discretion of the Compensation Committee. All equity awards subsequent to January 2016 were granted under the Company’s 2016 Equity Plan and no further options or awards will be granted under the 2006 Equity Plan. The 2006 Equity Plan and the 2016 Equity Plan, both of which were approved by the Company’s stockholders, are described below.

Commencing with fiscal year 2017, the Compensation Committee agreed that long-term equity awards would be granted at the beginning of the fiscal year with a portion of such awards performance-related, certain of which would be based on defined metrics for the current fiscal year. For fiscal year 2019, the Compensation Committee continued its practice of granting long-term equity awards at the beginning of the fiscal year, with 50% of such awards to key executives being performance-related. With the advice of FW Cook, the Compensation Committee agreed that for fiscal year 2019 executive compensation, 50% of the equity awards would consist of time-based RSUs vesting over 3 years, 25% of the equity awards would be performance-related RSUs based on achieving a budgeted fiscal year 2021 non-GAAP EPS target and 25% of the equity awards would be performance-related RSUs based on a three-year relative TSR performance criterion. The inclusion of the performance-vesting RSUs into our long-term incentive program is designed to (i) continue the performance orientation of our program, (ii) provide incentives based on multiple measures of performance (i.e., in addition to net sales, gross margin, and non-GAAP EBITDA, which are used in determining annual cash bonus awards) and (iii) provide additional upside (or downside exposure) to executives in the event high levels of performance (or low levels of performance) are achieved, without increasing target levels of compensation. The actual awards for our NEOs granted in fiscal year 2019 are shown in the tables and discussed in Compensation Discussion and Analysis above.

2016 Equity Incentive Plan

The 2016 Equity Plan provides for the granting of stock options, stock appreciation rights (SARs), RSAs, RSUs, cash awards, and performance-based awards to our employees, independent contractors and consultants. It also provides the flexibility to grant equity-based awards to our non-employee Directors. The 2016 Equity Plan does not permit the granting of discounted options or discounted stock appreciation rights. The selection of participants in the 2016 Equity Plan and the level of participation of each participant are subject to approval by the Compensation Committee (the Board will make these determinations as to non-employee directors). The Compensation Committee has the authority to interpret the 2016 Equity Plan, to establish and revise rules and regulations relating to the 2016 Equity Plan and to make any other determinations that it believes necessary or advisable for the administration of the 2016 Equity Plan. Subject to the limitations set forth in the 2016 Equity Plan, the Compensation Committee may delegate to our CEO or other executive officers such duties and powers as the Compensation Committee may deem advisable with respect to the designation of employees to be recipients of 2016 Equity Plan awards and the nature and size of such awards, except that no delegation may be made in the case of awards to executive officers or directors or awards intended to be qualified under Section 162(m).

The maximum number of shares with respect to which stock options and stock awards may be granted under the 2016 Equity Plan is 1,200,000 shares. Subject to adjustment by the Compensation Committee, the maximum number of shares with respect to which a participant may be granted in options or SARs under the 2016 Equity Plan in a calendar year is 150,000, the maximum number of shares with respect to which a participant may be granted awards intended to be “qualified performance-based compensation” under Section 162(m) is 150,000 and the maximum amount that may be paid a participant under awards intended to be “qualified performance-based compensation” under Section 162(m) and settled in cash or other property is $10,000,000. In multi-year performance periods, the number of shares of common stock granted or the amount of cash or other property deemed paid with respect to any one calendar year is the total amount of the award divided by the number of calendar years in the performance period, which may be multiplied up to two times with respect to awards granted to a participant in the year his or her service commences with the Company. Subject to certain exceptions described in the 2016 Equity Plan, the maximum number of shares subject to awards to any non-employee director during any calendar year, together with any cash fees paid to such non-employee director, may not exceed $275,000.

Unless otherwise provided by the Compensation Committee, in the event of termination of a participant’s service as an employee, independent contractor, consultant, non-employee director or other non-employee relationship for any reason other than the participant’s death or disability, stock options and SARs (to the extent exercisable) will remain exercisable for a period of three months from the date of such termination or until the expiration of the stated term of such options or SARs, whichever period is shorter (except that in the case of termination of employment for cause, such options and SARs will immediately expire). Unless otherwise provided by the Compensation Committee, upon a participant’s death, options and SARs granted to such participant will remain exercisable (to the extent exercisable) for a period of one year from date of termination or until the expiration of the stated term of such options or SARs, whichever period is shorter.

Under the 2016 Equity Plan, a participant who retires at 60 years of age or older and has at least 5 years of employment or service with the Company will have all options and SARs granted under the 2016 Equity Plan that are held by such participant, upon such retirement, become immediately exercisable in full and remain exercisable through the original terms of the award, and the RSAs and RSUs will become vested and not be subject to forfeiture.

Subject to the terms of an award agreement and except as otherwise determined by the Compensation Committee at the time of the grant of an award or thereafter, upon termination of service as an employee (or other recipient) during the applicable employment period (or other applicable period) or upon failure to satisfy a performance goal, RSAs and RSUs that are at that time subject to restrictions will be forfeited. Subject to the terms of the 2016 Equity Plan, and except as provided in the previous sentence, RSAs and RSUs awarded to any participant under the 2016 Equity Plan will vest (i.e., the risk of forfeiture with respect to such shares will lapse) ratably on the first, second and third anniversaries of the date of grant, unless otherwise specified by the Compensation Committee, in its sole discretion, in the RSA or RSU agreement. Notwithstanding the foregoing, the Compensation Committee may in its discretion accelerate vesting of an RSA or RSU as to all or a portion of the shares underlying the award.

The 2016 Equity Plan does not permit the repricing of options or the exchange of underwater options for cash or other awards without stockholder approval.

Provisions have been included to meet the requirements for deductibility of executive compensation under Section 162(m) with respect to options and other awards by qualifying payments under the 2016 Equity Plan as performance-based compensation, some of which may remain deductible under transition relief available under Section 162(m), as amended by Tax Reform. The performance-based compensation exception has generally been eliminated effective for taxable years beginning after December 31, 2017.  In addition, provisions have been included to comply with the requirements of Section 409A of the Code to the extent applicable to options and other awards granted under the 2016 Equity Plan.

2006 Equity Incentive Plan

The 2006 Equity Plan, which was terminated (as to the ability to award new grants), provided for the granting of stock options, RSAs, SARs and performance awards to our employees, including our executive officers. Non-employee directors also participated in the 2006 Equity Plan. No new grants will be made under the 2006 Equity Plan.

Unless otherwise provided by the Compensation Committee, in the event of the termination of a participant’s service as an employee or non-employee director for any reason other than the participant’s Retirement (as defined in the 2006 Equity Plan), death or disability, stock options and SARs (to the extent exercisable) will remain exercisable for a period of 90 days from such date or until the expiration of the stated term of such stock options or SARs, whichever period is shorter (except that in the case of a termination of employment for cause, such stock options and SARs will immediately expire). Unless otherwise provided by the Compensation Committee, upon the termination of a participant’s employment due to death or disability, stock options and SARs granted to such participant will remain exercisable (to the extent vested) for a period of one year from such date or until the expiration of the stated term of such stock options or SARs, whichever period is shorter. In addition, when an employee or non-employee director who has at least ten years of service with the Company and is at least 65 years of age (or at least 60 years of age with at least fifteen years of service) terminates his or her service as an employee or director (i.e., Retires), all stock options and SARs granted to such employee or director under the 2006 Equity Plan will, upon such termination, become immediately exercisable in full and remain exercisable through the original term of the award.

The 2006 Equity Plan provides that unvested stock options and SARs will immediately vest if the recipient’s employment or service with the Company is terminated as a result of the recipient’s death or Retirement, or is terminated without cause during the twelve-month period following a change in control. The 2006 Equity Plan similarly provides for the acceleration of vesting of the next tranche of stock options and SARs in the event of a termination of employment or service as a result of disability. The 2006 Equity Plan also provides for the acceleration of vesting of a stock option or SAR if such accelerated vesting is provided under any benefit plan of the Company to which the recipient is subject. In addition, under the 2006 Equity Plan, the Compensation Committee may in its discretion “cash out” any award, whether vested or unvested, upon a change in control by paying the recipient the amount by which the Change in Control Price (as defined in the 2006 Equity Plan) exceeds the exercise or grant price per share under the stock option or SAR award multiplied by the number of shares granted under the stock option or SAR award. The 2006 Equity Plan does not permit the repricing of options or the exchange of underwater options for cash or other awards without stockholder approval.

Except to the extent that the Compensation Committee specifies a longer vesting schedule in the award agreement, RSAs given to non-employee directors (and to employee directors in their capacities as directors) will vest on the first anniversary of the grant date. Except as otherwise provided in the award agreement, RSAs given to employees will vest ratably on the first, second and third anniversaries of the grant date. The 2006 Equity Plan provides that if the recipient’s service with the Company as a director or employee terminates as a result of the recipient’s death, any RSA awarded under the 2006 Equity Plan will automatically vest, and if such service terminates as a result of disability, the next tranche of shares will automatically vest. The 2006 Equity Plan also provides for the acceleration of vesting of an RSA if such accelerated vesting is provided under any benefit plan of the Company to which the recipient is subject. In addition, the 2006 Equity Plan gives the Compensation Committee the authority, in its discretion, to accelerate the vesting of any RSA and, in connection with a change in control, to “cash out” any unvested RSA.

Executive Stock Ownership Guidelines

To maintain alignment of the interests of the Company’s non-employee directors, Chairman of the Board, President and CEO, Executive Vice Presidents, COO, CFO, Senior Vice Presidents and any other officer designated by the Board of Directors, which includes all of the NEOs, such individuals are expected to build and maintain a significant level of direct stock ownership. Ownership levels can be achieved over time in a variety of ways, such as by retaining stock received upon the vesting of stock awards or by purchasing stock in the open market. At a minimum, the applicable officers and directors are expected to establish and maintain direct ownership of Common Stock having a value, based on the average stock price over the ten trading day period prior to the measurement date as follows:

•	Chairman of the Board – three times annual base salary;
•	President and CEO – three times annual base salary;
•	COO – two times annual base salary;
•	All other executive officers who are Participants – one and a half times annual base salary and
•	All non-employee directors – three times annual retainer.

Shares that count toward meeting the stock ownership guidelines include the following:

•	Shares owned by the individual or his or her immediate family members residing in the same household;
•	Shares held in trusts or other entities established for the benefit of the individual and/or his or her immediate family members;
•	Shares purchased on the open market;
•	Shares held in qualified plans (e.g., 401(k) plans);
•	Time-based RSAs and RSUs (whether vested or unvested) granted by the Company to, and held by, the individual and
•	Shares underlying vested (but not unvested) stock options granted by the Company to, and held by, the individual.

Performance-based RSAs and RSUs are not included in the count of shares unless and until the relevant performance criteria is determined.

As of the date of this proxy statement, all of our current directors and executive officers have met the expected requirements for ownership levels under the ownership guidelines.

Securities Trading Policy; Prohibition on Short Sales, Hedging and Pledging

To ensure alignment of the interests of our stockholders and executive officers, including our NEOs, as well as compliance with applicable securities laws, the Company’s Securities Trading Policy prohibits all directors and employees from engaging in transactions involving the Company’s stock based on material non-public information or during established trading blackout periods (except for the exercise of options or for transactions in accordance with previously established trading plan that meets SEC requirements).

The policy also prohibits all directors and employees from engaging in short sales of the Company’s stock and trading in options (puts and calls), any other hedging instruments related to the Company’s stock, and using the Company’s stock as collateral (pledging) for loans or in margin accounts.

Clawback Policy

We have an Executive Compensation Clawback Policy under which the Compensation Committee may recover, on behalf of the Company, portions of certain officers’ cash and equity compensation (such as cash bonuses and performance-based equity awards) if such officer is found to have engaged in misconduct causing a restatement of our financial statements. This Executive Compensation Clawback applies to designated officers of the Company, which includes all NEOs. You can access our Executive Compensation Clawback Policy by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding unexercised options held by each of our NEOs as of July 31, 2019:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date
Charles M. Diker	25,000	—	(1)	$36.70	10/09/19
	15,000	—	(2)	$55.36	10/11/20
_______________________________
(1)
The option was granted on October 10, 2014 and has a five-year term. The option vests and is exercisable as to one-third of the shares underlying the option on each of the first three anniversaries of the grant date.

(2)
The option was granted on October 12, 2015 and has a five-year term. The option vests and is exercisable as to one-third of the shares underlying the option on each of the first three anniversaries of the grant date.

The following table sets forth information regarding unvested RSAs and RSUs held by each of our NEOs as of July 31, 2019:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Charles M. Diker	1,098	(2)	$101,323
	1,618	(3)	$149,309
	1,890	(4)	$174,409
George L. Fotiades	213	(5)	$19,656
	346	(3)	$31,929
	34,800	(6)	$3,211,344
Shaun M. Blakeman	2,874	(7)	$265,213
Peter G. Clifford	1,751	(5)	$161,582
	2,528	(3)	$233,284
	7,830	(4)	$722,552
	14,331	(8)	$1,322,465
Seth M. Yellin	1,621	(5)	$149,586
	2,341	(3)	$216,027
	4,500	(4)	$415,260
	7,425	(9)	$685,179
Jorgen B. Hansen	—		—
Eric W. Nodiff	—		—
Dottie Donnelly	—		—
_____________________________
(1)	The market value of shares of stock that have not vested was determined using the closing market price per share of our common stock on July 31, 2019.
(2)	The RSA was issued on October 18, 2016 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date.
(3)
The RSU was issued on October 10, 2017 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date, except for TSR-based performance shares, which vest, if at all, wholly on the third anniversary of the grant.

(4)
The RSU was issued on October 10, 2018 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date, except for EPS-based and TSR-based performance shares, which vest, if at all, wholly on the third anniversary of the grant.

(5)
The RSA was issued on October 10, 2016 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date. As a result of a performance adjustment for the TSR-based performance shares, Mr. Clifford’s unvested RSAs have been reduced by 324 awards, and Mr. Yellin’s unvested RSAs have been reduced by 299 awards.

(6)
The RSU was issued on March 4, 2019 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date, except for EPS-based and TSR-based performance shares, which vest, if at all, wholly on the third anniversary of the grant.

(7)	The RSU was issued on May 13, 2019 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date.
(8)	The RSU was issued on May 10, 2019 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date.
(9)	The RSU was issued on May 16, 2019 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date.

Option Exercises and Stock Vested Table

The following table provides information on stock option exercises and vesting of RSAs during fiscal year 2019:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Charles M. Diker	30,000	$1,787,400	1,735	$152,146
George L. Fotiades	—	—	387	$34,219
Shaun M. Blakeman	—	—	—	—
Peter G. Clifford	—	—	4,558	$394,828
Seth M. Yellin	—	—	4,019	$348,707
Jorgen B. Hansen	—	—	16,124	$1,332,360
Eric W. Nodiff	—	—	6,790	$598,365
Dottie Donnelly	—	—	3,274	$241,303
_____________________________
(1)
The “Value Realized on Exercise” is the difference between the market price of the underlying security at exercise and the exercise price of the option. The value realized is for informational purposes only and does not purport to represent that such individual actually sold the underlying shares, or that the underlying shares were sold on the date of exercise. Furthermore, such value realized does not take into consideration individual income tax consequences.

(2)
The “Value Realized on Vesting” is based on the fair market value of the underlying security on the vesting date. The value realized is for informational purposes only and does not purport to represent that such individual actually sold the underlying shares, or that the underlying shares were sold on the date of exercise. Furthermore, such value realized does not take into consideration individual income tax consequences.

Post-Termination Benefits and Change in Control

2019 Executive Severance and Change in Control Plan

On July 3, 2019, the Company adopted an Executive Severance and Change in Control Plan, which was amended on September 23, 2019 (the Executive Severance Plan). The Executive Severance Plan provides severance and benefits to eligible key employees of the Company and certain subsidiaries of the Company, including the NEOs currently employed by the Company, in connection with certain terminations of employment. The implementation of this plan is representative of the ongoing modernization efforts of the Compensation Committee and Company management. As a result, certain post-separation benefits such as those provided to Mr. Hansen and Ms. Donnelly, and certain post-retirement benefits such as those provided to Mr. Nodiff, will be eliminated or only available as provided for in the Executive Severance Plan.

Under the terms of the Executive Severance Plan, in the event that NEO currently employed by us is involuntarily terminated by the Company without cause (Involuntarily Terminated) outside of a change in control period (as defined in the Executive Severance Plan), the NEO would be entitled to (i) a severance payment consisting of a multiple of the NEO’s base salary (two times for the CEO and the COO and one time for the other NEOs), (ii) a lump sum payment equivalent to a pro-rata portion of the NEO’s target annual cash bonus for the year in which the termination occurred, (iii) a lump sum payment approximating a certain period of COBRA premiums for continued coverage under the Company’s group health insurance plan (18 months for the CEO and the COO and 12 months for the other NEOs) and (iv) 12 months of outplacement services. In addition, the CEO and the COO are entitled to an additional lump sum payment equivalent to twice his or her target annual target cash bonus for the year in which the termination occurred.

In the event that an NEO is Involuntarily Terminated by the Company or resigns for good reason during a change in control period, the NEO would be entitled to (i) a severance payment consisting of a multiple of the NEO’s base salary (two times), (ii) a lump sum payment equivalent to a pro-rata portion of the NEO’s target annual cash bonus for the year in which the termination occurred, (iii) an additional lump sum payment equivalent to a multiple of the NEO’s target annual cash bonus for the year in which the termination occurred (two times), (iv) a lump sum payment approximating a certain period of COBRA premiums for continued coverage under the Company’s group health insurance plan (24 months) and (v) accelerated vesting of all outstanding equity awards (with performance awards vesting at target).

The Executive Severance Plan does not provide for a gross-up payment to any of the NEOs to offset taxes, including any excise taxes that may be imposed on excess parachute payments under Section 4999 (the Excise Tax) of the Code.  Instead, with respect to Excise Tax, the Executive Severance Plan provides that in the event that the payments described above would, if paid, be subject to the Excise Tax, then such NEO shall be entitled to receive either (A) the full amount of the payments and assume full responsibility for the tax impacts or (B) the maximum amount that may be provided to such NEO without resulting in any portion of the payments subject to the Excise Tax.

The receipt of the foregoing benefits under the Executive Severance Plan is conditioned on the NEO signing, and not revoking, a separation and release agreement, which includes a general release of claims by the NEO against the Company and certain post-employment restrictive covenants.

Post-Termination Benefits – Charles M. Diker

Mr. Diker is not entitled to any post-termination benefits other than benefits applicable to all employees of the Company. Such benefits include the immediate vesting of stock options and SARs upon retirement if the employee or non-employee director has at least 5 years of service with the Company and is at least 60 years of age.

Post-Termination Benefits and Change in Control Table

The table below sets forth our reasonable estimate of the potential payments to each of our NEOs, other than Messrs. Hansen and Nodiff and Ms. Donnelly, each of whom separated or retired from the Company on or before July 31, 2019. The actual payments made to Messrs. Hansen and Nodiff and Ms. Donnelly in connection with their resignation or retirement, as the case may be, are set forth below.  The information in the following table, in each case, assumes a termination date of July 31, 2019 if such NEO (i) was terminated due to Disability, (ii) died, (iii) Retired, (iv) was terminated in connection with a Change in Control of the Company by us (other than for Cause or death) or by the NEO for Adequate Reason or Good Reason (Change in Control Termination) or (v) was terminated by us for any reason other than for Cause, Unacceptable Performance, Disability, or death or by the NEO for Adequate Reason (Non-Change in Control Termination).

	Disability(1)		Death		Retirement	Change in Control			Termination without Cause
Name	Salary	Acceleration of Option / Stock Awards(2)	Salary	Acceleration of Option / Stock Awards(3)	Acceleration of Options and Other Compensation(3)	Salary & Bonus	Continued Healthcare Benefits and Other	Acceleration of Option / Stock Awards(3)	Salary & Bonus	Continued Healthcare Benefits and Other	Acceleration of Option / Stock Awards(3)
Charles M. Diker	NA	$425,042	NA	$425,042	$425,042	NA	NA	NA	NA	NA	NA
George L. Fotiades	$212,500	$3,262,929	$212,500	$3,262,929	NA	$2,550,000	$48,309	$3,262,929	$3,400,000	$40,501	$3,262,929
Shaun M. Blakeman	$87,500	$265,213	$87,500	$265,213	NA	$892,500	$46,607	$265,213	$542,500	$32,554	$265,213
Peter G. Clifford	$137,500	$2,439,883	$137,500	$2,439,883	NA	$1,595,000	$61,971	$2,439,883	$2,090,000	$40,235	$2,439,883
Seth M. Yellin	$104,110	$1,466,052	$104,110	$1,466,052	NA	$1,061,917	$66,972	$1,466,052	$645,479	$42,736	$1,466,052
_____________________________
(1)	Potential payments if a NEO is terminated for Disability in connection with a Change in Control of the Company are set forth under the heading “Change in Control Termination.”
(2)
Represents the intrinsic value of unvested stock options, RSAs and RSUs that would have vested within the twelve-month period following the termination date that will automatically vest as of the termination date.

(3)	Represents the intrinsic value of unvested stock options, RSAs and RSUs as of July 31, 2019.

Severance Agreement with Jorgen B. Hansen (former President and Chief Executive Officer)

Jorgen B. Hansen separated from the Company and his role as the Company’s President and Chief Executive Officer on March 4, 2019.  In connection with his separation, the Company and Mr. Hansen entered into a Separation Agreement and General Release, which provided for the following: (i) Mr. Hansen was paid a lump sum of $3,399,000 on March 22, 2019 (the approximate value of two times his base salary and target cash bonus for fiscal year 2019); (ii) Mr. Hansen received a pro-rata portion of his fiscal year 2019 bonus in the amount of $566,500; (iii) Mr. Hansen agreed to provide six months of consulting and transition-related services and will be paid $425,000 for such services; (iv) an aggregate of 34,667 RSAs and RSUs held by Mr. Hansen were accelerated as of March 4, 2019 and an aggregate of 9,949 RSAs and RSUs were forfeited on that date; (v) the Company will pay the employer and employee portion of the premium for COBRA medical and dental insurance for up to 18 months and (vi) the Amended and Restated Executive Severance Agreement between Mr. Hansen and the Company dated as of August 1, 2016 was terminated.

Severance Agreement with Dottie Donnelly (former Executive Vice President and Chief Human Resources Officer)

Dottie Donnelly separated from the Company and her role as the Company’s Executive Vice President and Chief Human Resources Officer on March 8, 2019.  In connection with her separation, the Company and Ms. Donnelly entered into a Separation Agreement and General Release, which provided for the following: (i) Ms. Donnelly was paid a lump sum of $362,260 on April 5, 2019; (ii) Ms. Donnelly received a pro-rata portion of her fiscal year 2019 bonus in the amount of $132,259; (iii) an aggregate of 6,651 RSAs and RSUs held by Ms. Donnelly were accelerated as of March 4, 2019; (v) the Company will pay the employer and employee portion of the premium for COBRA medical and dental insurance for up to 12 months and (vi) the Amended and Restated Executive Severance Agreement between Ms. Donnelly and the Company dated as of January 3, 2017 was terminated.

Retirement Agreement with Mr. Nodiff (former Executive Vice President, General Counsel and Secretary)

Eric W. Nodiff retired as the Company’s Executive Vice President, General Counsel and Secretary on July 31, 2019.  In connection with his retirement, the Company and Mr. Nodiff entered into a Retirement Agreement and General Release, which provided for the following: (i) Mr. Nodiff received a lump sum payment of $491,438 in August 2019; (ii) Mr. Nodiff received an at-target fiscal year 2019 bonus in the amount of $229,041; (iii) Mr. Nodiff agreed to provide twelve months of consulting and transition-related services and will be paid $330,000 for such services; (iv) an aggregate of 9,529 RSAs and RSUs held by Mr. Nodiff were accelerated as of July 31, 2019; (v) the Company will pay the employer and employee portion of the premium for COBRA medical and dental insurance for up to 19 months and (vi) the Amended and Restated Executive Severance Agreement between Mr. Nodiff and the Company dated as of November 17, 2014 was terminated, except for certain terms which provide for additional benefits in the case of a Change in Control within six months of the retirement date.

Director Compensation

The table below summarizes the compensation paid by us to our directors for fiscal year 2019, other than Messrs. Hansen and Diker, whose compensation is included in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Compensation	Total
Alan R. Batkin(2)	$94,500	$65,026	—	$159,526
Ann E. Berman(2)(3)	$90,500	$65,026	—	$155,526
Mark N. Diker(2)	$50,000	$65,026	—	$115,026
Anthony B. Evnin(2)	$53,000	$65,026	—	$118,026
Laura L. Forese(2)	$58,500	$65,026	—	$123,526
George L. Fotiades(2)(4)	$89,000	—	—	$89,000
Ronnie Myers(2)	$57,500	$65,026	—	$122,526
Peter J. Pronovost(2)	$52,000	$65,026	—	$117,026
_____________________________
(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC 718. For a discussion of valuation assumptions, see Note 15 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended July 31, 2019.

(2)
The aggregate number of stock awards outstanding for each director at July 31, 2019 are as follows: Mr. Batkin – 713 stock awards; Ms. Berman – 713 stock awards; Mr. Mark Diker – 713 stock awards; Mr. Evnin - 713 stock awards, Dr. Forese – 713 stock awards; Dr. Myers - 713 stock awards and Mr. Pronovost - 713 stock awards.

(3)	Included in “Fees Earned or Paid in Cash” is the annual Italy Supervisory Committee fee of $10,000.
(4)
Mr. Fotiades received director compensation until he assumed the role of President and CEO on March 4, 2019. Mr. Fotiades did not receive an equity grant as part of his director compensation. The fees paid in cash are also included for Mr. Fotiades in the Summary Compensation Table.

For fiscal year 2019, the annual cash fee payable to our non-employee directors is $50,000 plus reimbursement for expenses. In addition, the lead independent director is paid an annual fee of $25,000 (formerly, the presiding director role now filled by the lead independent director, was paid an annual fee of $7,500), and the Chair of each of the Audit Committee, the Compensation Committee, and the Nominating Committee are paid annual fees of $20,000, $17,500 and $10,000, respectively. Each member of the Audit Committee and Compensation Committee was paid $1,500 for each committee meeting attended and each member of the Nominating Committee was paid $1,000 for each committee meeting attended. In addition, Mr. Fotiades was paid an annual retainer of $100,000 to serve as Vice Chairman of the Board, in which role he served as liaison between the Board and management. His services were provided solely as a member of the Board and for the benefit of the Board. With his appointment to the role of President and Chief Executive Officer, the role of Vice Chairman has been eliminated.

Non-employee directors also receive under our 2016 Equity Plan an annual award of RSUs on the last day of the fiscal year having a value on such grant date of $65,000, based on the closing price of our common stock on the NYSE on the first business day immediately preceding the grant date. Based on the closing price of our common stock on July 30, 2019, each non-employee director was granted 713 RSUs on July 31, 2019, except for Ms. Prange who became a director during fiscal year 2020. The shares are subject to forfeiture, vesting on the first anniversary of the grant date. Also, prior to September 2017, upon joining the Board each new non-employee member of the Board was granted an RSA having a value of $100,000 based on the closing price of our common stock on the NYSE on the first business day immediately preceding the grant date which will vest ratably over three years commencing on the first anniversary of the grant date. Commencing September 2017, the Company no longer makes this annual grant.

Mr. Diker, as our employee, was paid an annual base salary at the rate of $405,746 (effective as of December 1, 2018) for his services as Chairman of the Board.

CEO Pay Ratio

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median employee’s annual total compensation, the CEO’s annual total compensation, and the ratio between the two.

For purposes of median employee identification, we chose to use the same median employee as was used last year, in accordance with the SEC Rules, indicating the median employee can be identified once every three years. Median employee identification was completed as follows:

To determine our median employee, we used a focal-point date of May 1, 2018. This date is within three months from the fiscal year-end timeframe as permitted under the SEC rules and regulations. We received records from our payroll system to establish our employee population. The following employees acquired through acquisitions during fiscal year 2018 were excluded from this analysis: BHT Hygienetechnik Holding GmbH (48), ESCAD Medical GmbH (33), and Aexis Medical BVBA (57). This brought our employee population count to 2,450 employees, excluding the CEO. Our next step in the calculation was to convert all compensation to United States dollars (USD). We used the foreign exchange rates from www.x-rates.com as of May 1, 2018 in the calculation. Once converted to USD, we calculated the anticipated cash compensation for the year. This included current base salary and annual incentive plan at target rates. Two employees were identified as the median employee, and we excluded one of the two employees due to an abnormal amount of overtime from such employee that was not representative of the general population.

After identifying the median employee, we calculated annual total compensation for both the median employee and the CEO. Because we had a mid-year change in CEO, we used the same CEO who was in place at the time we identified the median employee, Mr. Hansen. This calculation is reflected below (all values in USD and rounded to the nearest dollar):

Incumbent	Salary (Base & Overtime)	Bonus	Options	Stock	Non-equity incentive plan	All other(1)	Total
CEO	$849,750	—	—	$2,601,067	$566,500	$3,825,126	$7,842,443
Median Employee	$59,492	$416	—	—	—	$1,839	$61,747
_____________________________
(1)	The CEO’s salary is annualized using his pay rate as of March 4, 2019, his last date of employment. Actual salary paid to the CEO in fiscal year 2019 was $507,692.
(2)
The CEO’s “All other” consists of $3,439,547 in separation benefits, $354,063 for post-employment consulting services, $16,618 in a personal benefit, $8,736 for vehicle fringe benefits and $6,163 in contributions under a 401(k) plan. The median employee’s “All other” consists of contributions under a 401(k) plan.

The annualized CEO total compensation was $7,842,443 and the median employee identified was $61,747. The resulting ratio of the total compensation for CEO to the median employee identified is 127:1.

Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

AUDIT COMMITTEE REPORT

The Audit Committee is providing this report to enable stockholders to understand how it monitors and oversees our financial reporting process. The Audit Committee operates pursuant to an Audit Committee Charter that is reviewed annually by the Audit Committee and updated as appropriate.

This report confirms that the Audit Committee has (1) reviewed and discussed the audited financial statements for the year ended July 31, 2019, as well as the unaudited financial statements included in Quarterly Reports on Form 10-Q for each of the first three quarters of the fiscal year, with management and Cantel’s independent registered public accounting firm; (2) discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; (3) received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm communications with the Audit Committee concerning independence; and (4) discussed with our independent registered public accounting firm their independence. The Audit Committee has considered the compatibility of the independent registered public accounting firm’s provision of non-audit services with maintaining the firm’s independence and found the provision of such services to be compatible with the firm’s independence.

Based upon the above review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended July 31, 2019 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee:

Ann E. Berman (Chair)
Alan R. Batkin
Ronnie Myers

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(SAY-ON-PAY VOTE)

As required by Section 14A of the Exchange Act, we are providing our stockholders with a vote on a non-binding, advisory basis on the compensation of our NEOs, as such compensation is disclosed under Item 402 under the SEC’s Regulation S-K in the Compensation Discussion and Analysis section of this Proxy Statement, the accompanying tabular disclosure regarding such compensation and the related narrative disclosure. We urge our stockholders to review the Compensation Discussion and Analysis section of this Proxy Statement and the related executive compensation tables and narratives for more information about our NEOs’ compensation.

Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. Consistent with our performance-based compensation philosophy, we reserve the largest portion of potential compensation for performance-based and equity-based programs. Our performance-based bonus program rewards the Company’s executive officers for achievement of key operational goals that we believe will provide the foundation for creating long-term stockholder value, while our equity awards, mainly in the form of RSAs and RSUs, reward long-term performance and align the interests of management with those of our stockholders.

Among the various forms of performance-based compensation, we believe that equity awards, in particular, serve to align the interests of our executives with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program. Equity awards closely align the long-term interests of our executives with those of our stockholders because the value of such awards is dependent upon the Company’s stock price. In addition, equity awards align with our growth strategy and provide significant financial upside if our growth objectives are achieved, while placing a significant portion of our executives’ compensation at-risk if our objectives are not achieved.

The Board believes that the information provided above and within the Compensation Discussion and Analysis section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests and support long-term value creation. Accordingly, the following resolution is to be submitted for a stockholder vote at the meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in this Proxy Statement.”

Because the vote is advisory, it will not be binding on the Board. The vote on this proposal is not intended to address any specific element of compensation. However, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements. The Board and management are committed to our stockholders and understand that it is useful and appropriate to obtain the views of our stockholders when considering the design and initiation of executive compensation programs.

The Board recommends that stockholders vote “FOR” Proposal 2 to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in this Proxy Statement.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for approving the appointment, retention and compensation, as well as for the oversight, of our independent registered public accounting firm (including resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting) for purposes of preparing or issuing an audit report or related work. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent external audit firm and is directly involved in the selection of the lead engagement partner as part of the mandated lead engagement partner rotation.

On May 31, 2017, the Audit Committee approved the engagement of Deloitte & Touche LLP as our independent registered public accounting firm effective upon completion of our prior independent registered public accounting firm’s audit of the Company’s financial statements for fiscal year 2017. In addition to retaining Deloitte & Touche LLP to audit our consolidated financial statements for fiscal year 2019, we retained Deloitte & Touche LLP to provide audit related services in fiscal year 2019. A representative of Deloitte & Touche LLP is expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the stockholders.

Auditor Fees

The following table presents fees billed for services rendered by Deloitte & Touche LLP for fiscal year 2019 and 2018.

	2019	2018
Audit Fees(1)	$1,900,000	$1,758,000
Audit Related Fees(2)(3)	25,000	25,000
Tax Fees	—	—
Other(3)(4)	101,073	2,025
Total	$2,026,073	$1,785,025

(1)
Audit fees for fiscal years 2019 and 2018 related to (i) the audits of the annual consolidated financial statements, (ii) reviews of the quarterly financial statements and (iii) the audits of the effectiveness of our internal control over financial reporting.

(2)	Audit related fees for fiscal year 2019 and 2018 consisted of fees to assist us in the audit of a 401(k) savings and retirement plan.
(3)	The Audit Committee has determined that the provision of all non-audit services performed for us by Deloitte & Touche LLP is compatible with maintaining each firm’s independence.
(4)
Other fees for fiscal years 2019 and 2018 were for cybersecurity readiness services performed by Deloitte & Touche LLP in fiscal year 2019 and access to Deloitte & Touche LLP’s accounting research database for fiscal years 2019 and 2018.

The Audit Committee has a written preapproval policy with respect to certain services to be provided by our independent registered public accounting firm. However, as a matter of practice, prior to engaging in any services outside of the normal audit services, we obtain the prior approval of the Audit Committee even if not technically required under the terms of the policy. In fiscal years 2019 and 2018, all of the audit fees, audit-related fees, and other fees were approved in accordance with the preapproval policy.

The Board recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

MISCELLANEOUS

Annual Report to Stockholders

Cantel’s 2019 Annual Report to Stockholders is being mailed to stockholders contemporaneously with this Proxy Statement.

Form 10-K

UPON THE WRITTEN REQUEST OF A RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THE MEETING, WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR THE FISCAL YEAR ENDED JULY 31, 2019, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE. REQUESTS SHOULD BE MAILED TO CANTEL MEDICAL CORP., 150 CLOVE ROAD, LITTLE FALLS, NJ 07424. OUR ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE THROUGH OUR WEBSITE AT WWW.CANTELMEDICAL.COM.

Proposals of Stockholders; Stockholder Business

The deadline for submitting a stockholder proposal for inclusion in the proxy materials for our 2020 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is July 18, 2020. Under our By-laws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders without inclusion in our proxy materials. These procedures provide that stockholders wishing to submit proposals or director nominations at the 2020 Annual Meeting of Stockholders that are not to be included in such proxy materials must do so by no later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of this meeting (no earlier than September 21, 2020 and no later than October 19, 2020, as currently scheduled); provided, however, that in the event that the date of the 2020 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to the such annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by us. Stockholders wishing to submit any such proposal are also advised to review Rule 14a-8 under the Exchange Act and our By-laws.

Your vote is important. We urge you to vote by mail, by telephone, or on the Internet without delay.

Jeff Z. Mann
Corporate Secretary
Dated: November 15, 2019

DETACH AND RETURN THIS PORTION ONLY

CANTEL MEDICAL CORP.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Charles M. Diker	☐	☐	☐
1b. Alan R. Batkin	☐	☐	☐
1c. Ann E. Berman	☐	☐	☐
1d. Mark N. Diker	☐	☐	☐
1e. Anthony B. Evnin	☐	☐	☐
1f. Laura L. Forese	☐	☐	☐
1g. George L. Fotiades	☐	☐	☐
1h. Ronnie Myers	☐	☐	☐
1i. Karen N. Prange	☐	☐	☐
1j. Peter J. Pronovost	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

CANTEL MEDICAL CORP.
150 CLOVE ROAD, 9TH FLOOR LITTLE FALLS, NJ 07424
VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. PLEASE HELP THE ENVIRONMENT - “GO PAPERLESS” If you would like to help the environment, e-Delivery makes it easy for you to go paperless. You can quickly access your future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet, while helping to reduce costs, clutter and paper waste. To sign up for electronic delivery, please follow  the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E86651-P30153 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
1a. 1b. Charles M. Diker
Alan R. Batkin The Board of Directors recommends you vote FOR proposals 2 and 3:
2. Advisory vote to approve Named Executive Officer compensation. For Against
Abstain
1c. Ann E. Berman 3. Ratify the selection of Deloitte & Touche LLP as our
1d. Mark N. Diker fiscal year ending July 31, 2020.
NOTE: Transact such other business as may properly be brought
1e. Anthony B. Evnin before the meeting. 1f. Laura L. Forese 1g. George L. Fotiades 1h. Ronnie Myers 1i. Karen N. Prange
1j. Peter J. Pronovost

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. CANTEL MEDICAL CORP. Annual Meeting of Stockholders December 18, 2019 9:30 a.m. This proxy is solicited by the Board of Directors I appoint Charles M. Diker and Jeffrey Z. Mann, or either one of them, as my proxies, with full power of substitution, to vote all shares of Common Stock of CANTEL MEDICAL CORP. that I am entitled to vote at the Annual Meeting of Stockholders to be held on December 18, 2019 at 9:30 a.m. at Loews Regency New York Hotel, 540 Park Avenue, New York, New York and any adjournment of the meeting on all matters coming before said meeting. My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote “FOR” the election of all nominees listed under Item 1 and “FOR” Item 2 and Item 3. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise. Continued and to be signed on reverse side E86652-P30153